Exhibit 4.1

EXECUTION VERSION

INDENTURE

Dated as of November 26, 2021

Among

PROG HOLDINGS, INC.

as Issuer

THE SUBSIDIARY GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

6.000% SENIOR NOTES DUE 2029

i

ii

Exhibits

Exhibit A	Form of Note

Exhibit B	Form of Supplemental Indenture to be Delivered by Subsequent Subsidiary Guarantors

Exhibit C	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

Exhibit D	Form of Certificate to be Delivered in Connection with Transfers to IAIs

iii

This Indenture, dated as of November 26, 2021, is by and among PROG Holdings, Inc., a Georgia corporation (the “Company”), the Subsidiary Guarantors listed on the signature pages hereto and U.S. Bank National Association, as trustee (the “Trustee”), paying agent and registrar.

The Issuer (as defined herein), the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (i) the Issuer’s 6.000% Senior Notes due 2029 to be issued in an initial aggregate principal amount of $600.0 million on the date hereof (the “Initial Notes”) and (ii) Additional Notes (as defined herein):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture, whether or not they have the same CUSIP or ISIN number.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct or cause he direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent, co-registrar or other agent appointed pursuant to this Indenture.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of (i) 1.00% of the then outstanding principal amount of such Note and (ii) the excess of:

(1) the present value at such redemption date of the sum of (A) the redemption price of such Note at November 15, 2024 (such redemption price being set forth in the table appearing in Section 3.8(b)) plus (B) all required interest payments due on such Note through November 15, 2024 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2) the then-outstanding principal amount of such Note.

“Asset Disposition” by any Person means any transfer, conveyance, sale, lease or other disposition (but excluding the creation of any Lien permitted under Section 4.12 or any disposition in connection therewith) in excess of $35.0 million in any single transaction or series of related transactions by such Person or any of its Restricted Subsidiaries (including a consolidation, merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Restricted Subsidiary of such Person or by such Person to a Restricted Subsidiary of such Person) of:

(1) shares of Capital Stock (other than directors’ qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person;

(2) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business; or

(3) other assets or rights of such Person or any of its Restricted Subsidiaries.

The term “Asset Disposition” shall not include any transfer, conveyance, sale, lease or other disposition:

(a) that consists of a Restricted Payment or Permitted Investment that is made in compliance with Section 4.7;

(b) that is of cash or Cash Equivalents, or a disposition or termination or surrender of contract rights, including settlement of any hedging obligations, or licensing or sublicensing (or terminations thereof) of intellectual property or general intangibles;

(c) that is of obsolete, damaged, worn-out, surplus or unusable equipment or assets that are not used or useful in the business;

(d) that consists of accounts receivable in connection with the compromise, settlement or collection thereof or any write-off, sale, transfer or other disposition of defaulted receivables for collection;

(e) arising from foreclosures, condemnation, casualty or other insured damage, taking under power of eminent domain or any similar action on assets or the granting of Liens not prohibited by this Indenture;

(f) that is of Capital Stock in, or Debt or other securities of, an Unrestricted Subsidiary;

(g) in compliance with Section 5.1;

(h) arising from any sale and leaseback transaction; provided that the aggregate Fair Market Value of all assets sold since the Issue Date does not exceed $50.0 million;

(i) leases, subleases, licenses or sublicenses (and terminations thereof) of real or personal property granted by the Issuer or any of its Restricted Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Issuer or any of its Restricted Subsidiaries;

(j) the sale of inventory or equipment in the ordinary course of business;

(k) any disposition of Investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) dispositions of assets acquired in connection with any acquisition or investment permitted under this Indenture that are not used or useful in the core business of the Issuer and its Restricted Subsidiaries;

(m) any sale, issuance, conveyance, transfer, participation, factoring, lease or other disposition of Securitization Assets in connection with a Qualified Securitization Transaction;

(n) dispositions by any Restricted Subsidiary to the Issuer or any Subsidiary Guarantor or dispositions by any Restricted Subsidiary that is not a Subsidiary Guarantor to any Restricted Subsidiary;

(o) the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Issuer or any Subsidiary Guarantor or on a pro rata basis to the owners of its Capital Stock; or

(p) the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material intellectual property or rights relating thereto that the Issuer determines in its reasonable judgment to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Holders.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (1) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payments of such Debt by the amount of each such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws.

“Board of Directors” means, as to any Person, the Board of Directors, or similar governing body, of such Person or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York or, with respect to any payments to be made under this Indenture, the place of payment.

“Capital Stock” of any Person means any and all shares, interests, participations, warrants, options or other rights to acquire or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, but in each case excluding any debt security that is convertible or exchangeable for Capital Stock.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer, automated clearing house and other cash management arrangements.

“Cash Equivalents” means:

(1) direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition;

(2) certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any lender under the ABL Credit Agreement or the Term Loan Credit Agreement or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250.0 million;

(3) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition;

(4) repurchase obligations of any lender under the Senior Credit Agreement or of any commercial bank satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government;

(5) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(6) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any lender under the Senior Credit Agreement or any commercial bank satisfying the requirements of clause (2) of this definition;

(7) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition; or

(8) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have capital of at least $1,000.0 million.

“Change of Control” means the occurrence of any of the following events:

(1) the consummation of any transaction as a result of which any Person or any Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, other than the Issuer, any of its Subsidiaries or any employee benefit plan of the Issuer or any of its Subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) of more than 50% of the aggregate voting power of all classes of Voting Stock of the Issuer, directly or indirectly, other than in a transaction in which the Issuer becomes a Wholly Owned Subsidiary of another Person and in such transaction the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of such Person representing more than 50% of the aggregate voting power of all classes of Voting Stock of such Person immediately after giving effect to such transaction; or

(2) the sale, assignment, conveyance, transfer, lease or other Disposition, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Restricted Subsidiary.

Notwithstanding the foregoing, a transaction effected to create a holding company of the Issuer (a) pursuant to which the Issuer becomes a Wholly Owned Subsidiary of such holding company and (b) as a result of which the holders of Capital Stock of such holding company are substantially the same as the holders of Capital Stock of the Issuer immediately prior to such transaction, shall not be deemed to involve a “Change of Control”; provided that following such a holding company transaction, references in this definition of “Change of Control” to the Issuer shall thereafter be treated as references to such holding company.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(1) Consolidated Interest Expense;

(2) income tax expense;

(3) depreciation (excluding depreciation of rental merchandise) and amortization;

(4) all other non-cash charges (including, without limitation, any non-cash charges, expenses or losses incurred in connection with any stock option plan, cash incentive plan or any other employee benefit plan or agreement, but excluding any such non-cash charges or losses (i) representing an accrual or reserve for future cash charges or losses, (ii) to the extent that there were cash charges or losses with respect thereto in past accounting periods, and (iii) representing a write-down of current assets; provided that in the case of clauses (1) and (2), if any such non-cash charges or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid);

(5) closing costs, fees and expenses incurred during such period in connection with the offering and sale of the Notes on the Issue Date and the Equity Tender Offer, in each case paid during such period to Persons that are not Affiliates of the Issuer or any of its Restricted Subsidiaries;,

(6) business optimization, restructuring and transition expenses, costs, charges, accruals or reserves incurred within two years of any acquisition that is permitted pursuant to clause (1) of the definition of “Permitted Investments,” which for the avoidance of doubt shall include severance payments and costs, legal defense and settlement costs (including any costs paid in satisfaction of judgments), relocation costs, costs related to the closure, opening, curtailment and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, integration costs, signing costs, retention and completion bonuses, amortization of signing bonuses, inventory optimization expenses, contract termination costs, transaction costs, costs related to entry into new markets, consulting fees, recruiter fees;

(7) business optimization, restructuring and transition related expenses, costs, charges, accruals or reserves which are unrelated to any acquisition that is permitted pursuant to clause (1) of the definition of “Permitted Investments” or divestiture of assets;

(8) loss of on-lease and off-lease inventory, physical damage to stores, infrastructure, capital assets and other assets of the business and loss of revenue, in each case, (i) to the extent reasonably identifiable by the Issuer as having resulted from significant weather events or other natural disasters in areas that have been declared a federal disaster or otherwise qualify for federal emergency assistance, (ii) to the extent occurring within twelve months after the occurrence of such significant weather event or natural disaster, and (iii) net of all related insurance proceeds received related thereto (including, without limitation, all business interruption insurance and casualty insurance);

(9) the amount of cost savings and synergies projected by the Borrower in good faith to be reasonably anticipated to be realized from actions taken or committed to be taken during such period in connection with any acquisition that is permitted pursuant to clause (1) of the definition of “Permitted Investments” or any permitted disposition of assets (in each case calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions); provided that such actions have been taken or have been committed to be taken, and the benefits resulting therefrom are anticipated by the Issuer in good faith to be realized within twenty-four months after the completion of the related acquisition or permitted disposition of assets; provided, further, that the aggregate amount for all such items under this clause (9) shall not exceed $75.0 million in the aggregate since the Issue Date;

(10) (i) expenses, costs, charges, accruals or reserves relating to the formation of the Issuer and the Restructuring, in each case, to the extent paid in cash prior to the Effective Date or within six months after the Effective Date and (ii) non-cash expenses, costs, charges, accruals or reserves relating to the formation of the Issuer and the Restructuring, in each case, to the extent incurred prior to the Effective Date or within two years after the Effective Date, including, for the avoidance of doubt, any amortization or accruals for prior cash payments to the extent such cash payment were made prior to the Effective Date or within six months after the Effective Date;

(11) expenses, cost, charges, accruals or reserves relating to (i) incremental hardware/software licenses relating to kiosks placed in-store of new retail customers, (ii) joint marketing to promote new offerings of new retailer customers, (iii) incremental employees of the Issuer and its Subsidiaries specifically designated to the launch of a new retail customer relationship and/or

(iv) integration of systems into or with the new retailer’s point-of-sale system with new retail customers, in each case incurred within twelve months of the commencement of such relationship; provided, that the aggregate amount for all such items under this clause (11) shall not exceed the greater of (x) $20 million and (y) 5% of Consolidated EBITDA for such period (calculated prior to adding back any such amounts), in the aggregate since the Issue Date; and

(12) any fines, penalties, restitution, settlement payments, charges and similar costs and expenses, paid or incurred, including attorneys’ and professional advisor fees related to any litigation or governmental or regulatory investigation or proceeding arising from, based upon and/or related to any regulatory or compliance inquiries or investigations occurring within one year after the Effective Date conducted by the Federal Trade Commission or any other governmental authority with respect to the Issuer or any of its Restricted Subsidiaries; provided, that the aggregate amount for all such items under this clause (12) shall not exceed $15.0 million for such period.

Notwithstanding the foregoing, the amounts added back to Consolidated Net Income in reliance on clauses (6), (7), (8) and (11) above shall not exceed, in the aggregate during any four fiscal quarter period, the greater of (i) $75.0 million and (ii) 17.5% of Consolidated EBITDA for such period (calculated prior to adding back any such amounts).

“Consolidated Fixed Charges” means for any period the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) Redeemable Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Capital Stock that is not Redeemable Stock and (c) Preferred Stock Dividends paid, accrued or scheduled to be paid or accrued during such period, excluding dividends paid in Capital Stock that is not Redeemable Stock,, all calculated for the Issuer and its Restricted Subsidiaries on a consolidated basis and, to the extent applicable, in accordance with GAAP.

Consolidated Fixed Charges shall be adjusted to give effect on a pro forma basis to any Debt that has been Incurred, repaid or redeemed by the Issuer or any Restricted Subsidiary (other than revolving credit borrowings Incurred for working capital purposes unless, in connection with any such repayment, the commitments to lend associated with such revolving credit borrowings are permanently reduced or canceled) since the beginning of such period and to any Debt that is proposed to be Incurred, repaid or redeemed by the Issuer or any Restricted Subsidiary as if in each case such Debt had been Incurred, repaid or redeemed on the first day of such period; provided, however, that in making such computation, the Consolidated Fixed Charges attributable to interest on any proposed Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period.

“Consolidated Interest Expense” means, for any period, (i) total cash interest expense of the Issuer and its Restricted Subsidiaries, including the interest component of any payments in respect of Finance Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period), (ii) amortization of debt discount costs (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par); provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense; (iii) net non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Swap Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense; (iv) interest expense of the Issuer and its Restricted Subsidiaries that was capitalized during such period and (v) commissions, discounts, yield and other fees and charges (including Securitization Fees) incurred in connection with any Qualified Securitization Transaction which are payable to Persons other than the Issuer and its Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(1) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries;

(2) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Issuer) in which the Issuer or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Issuer or any Restricted Subsidiary in the form of dividends or similar distributions or to the extent that any such deficit is funded with cash by the Issuer or any Restricted Subsidiary;

(3) the undistributed earnings of any Restricted Subsidiary (other than a Subsidiary Guarantor) of the Issuer to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation;

(4) any extraordinary gains or losses;

(5) any gains attributable to the write-up of assets;

(6) any income (or loss) for such period attributable to the early extinguishment of Debt or Swap Obligations; and

(e) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period.

“Corporate Trust Office” means the offices of the Trustee at which at any time its corporate trust business related to this Indenture shall be principally administered, which office as of the date hereof, is located at 1349 West Peachtree Street NW, Suite 1050, Atlanta, GA. 20209, Attention: Global Corporate Trust, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer).

“Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person for the deferred purchase price of property or services;

(3) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(5) all Finance Lease Obligations of such Person;

(6) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements;

(7) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person;

(8) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (1) through (7) above;

(9) all obligations of the kind referred to in clauses (1) through (8) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation;

(10) all obligations of such Person in respect of Swap Agreements; and

(11) to the extent not otherwise included in this definition, the Securitization Transaction Amount outstanding relating to a Qualified Securitization Transaction.

Notwithstanding the foregoing, “Debt” shall not include (i) trade payable and accrued expenses incurred in the ordinary course of business; provided that, solely for purposes of clause (5) of Section 6.1 trade payable that are more than 120 days overdue and are not being disputed in good faith and by appropriate measures shall constitute “Debt,” (ii) deferred compensation payable to employees, officers and directors, (iii) endorsed negotiable instruments in the ordinary course of business and (iv) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor. Any Debt for which proceeds have been escrowed or otherwise deposited in a trust fund held by a third party to repay, defease, redeem or satisfy and discharge such Debt shall not be deemed outstanding.

“Debt Facilities” means one or more credit facilities, debt facilities, securities purchase agreements, indentures, commercial paper facilities or similar agreements (including, without limitation, the Senior Credit Agreement), in each case with banks or other financial institutions or lenders or investors, providing for revolving credit loans, term loans, private placements, debt securities, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or letter of credit guarantees or other debt financing, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any of the events described in Section 6.1 which with the passage of time or the giving of notice or any other condition would constitute an Event of Default.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated in good faith by senior management of the Issuer pursuant to an Officer’s Certificate. The aggregate Fair Market Value of the Designated Noncash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Noncash Consideration received, shall not exceed, at any one time outstanding, the greater of (x) $25.0 million and (y) 6% of Consolidated EBITDA for the most recently ended Reference Period determined at the time of such Asset Disposition (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (in one transaction or in a series of related transactions) of any property by any Person (including any issuance of Capital Stock by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar” or “$” means the lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer organized under the laws of any jurisdiction within the United States.

“DTC” means The Depository Trust Company and any successor.

“Effective Date” means November 24, 2020.

“Equity Offering” means an offering of Capital Stock (other than Redeemable Stock) of the Issuer that results in aggregate net cash proceeds to the Issuer, other than (1) public offerings registered on Form S-4 or S-8 or any successor forms thereto and (2) an issuance to any Subsidiary.

“Equity Tender Offer” means the offer made by the Issuer to its stockholders to tender up to $425.0 million in value of shares of its common stock, $0.50 par value per share (the “Common Stock”), for purchase by the Issuer pursuant to the offer to purchase, dated as of November 4, 2021, and related tender offer materials, as extended, amended or supplemented from time to time.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, determined in good faith by senior management or the Board of Directors of the Issuer, whose determination will be conclusive for all purposes under this Indenture.

“Finance Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP and, for the purposes of this Indenture, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that all obligations of the Issuer and its Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect prior to January 1, 2019 (whether or not such lease was in effect on such date) shall be accounted for as an operating lease (and not as a Finance Lease Obligation) for purposes of this Indenture regardless of any change in GAAP on or following January 1, 2019 that would otherwise require such obligation to be recharacterized as a Finance Lease Obligation.

“Fitch” means Fitch, Inc. and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means for any period, the ratio of (1) Consolidated EBITDA for such period to (2) the Consolidated Fixed Charges for such period on a pro forma basis. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems or repays any Debt subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements, and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied provided that the amount of any Indebtedness under GAAP with respect to Finance Lease Obligations shall be determined in accordance with the definition of “Finance Lease Obligations”.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt (1) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt or (2) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing);

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“IAI” means an investor constituting an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Interest Rate, Currency or Commodity Price Agreement” of any Person means (i) any forward contract, futures contract, swap, option, credit derivative transactions, forward rate transactions, foreign exchange transactions or other financial agreement or arrangement (including, without limitation, caps, floors, collars spot contracts and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business) and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any Guarantee of any obligation of such other Person, but shall not include:

(1) trade accounts receivable in the ordinary course of business;

(2) any Permitted Swap Agreement; and

(3) endorsements of negotiable instruments and documents in the ordinary course of business.

“Investment Grade Rating” means a rating equal to or higher than: (1) Baa3 (or the equivalent) by Moody’s; (2) BBB- (or the equivalent) by S&P; or (3) BBB- (or the equivalent) by Fitch; or, if any such entity ceases to rate the Notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Issue Date” means November 26, 2021.

“Issuer” means the party names as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article V.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any sale and leaseback arrangement, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing); provided that a “Lien” as defined herein shall not include any license, sublicense or similar right with respect to intellectual property.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, consolidation or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third-party financing (it being understood that a “marketing period” or similar concept is not a financing condition), (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any dividends or distributions on, or redemptions of, Capital Stock requiring irrevocable notice in advance thereof.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock of the Issuer on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock on the principal securities exchange on which such common stock is traded for the 20 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Debt” means any Debt of the Issuer or any Subsidiary Guarantor in an aggregate principal amount equal to or greater than $100.0 million.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash Proceeds” from any Asset Disposition by any Person means cash or Cash Equivalents received (including by way of sale or discounting of a note, installment receivable, purchase price adjustment receivable or other receivable) therefrom by such Person, net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred (including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees, auditor fees, printer fees, SEC filing fees, brokerage fees) and all federal, state, foreign and local taxes paid or reasonably estimated to be accrued as a liability as a consequence of such Asset Disposition including (in connection with any Asset Disposition by a Foreign Subsidiary) any taxes paid or reasonably estimated to be payable as a result of the repatriation of such proceeds to the Issuer, any reserve established in accordance with GAAP (provided that upon release of any such reserve, the amount released shall be considered Net Available Cash Proceeds);

(2) all payments made or required to be applied by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon, or with respect to, such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs, any payment amount required to be paid by law, rule or regulation upon receipt to a third party related to the transaction (including to labor unions, work councils and environmental trusts), associated with such Asset Disposition, in each case as determined in good faith by senior management of the Issuer.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Issuer or any Restricted Subsidiary to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Issuer or its Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

“Note Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture; provided that, for the avoidance of doubt, any Additional Notes that are not fungible with the existing Notes for U.S. federal income tax purposes shall have one or more separate CUSIP and ISIN numbers.

“Offer to Purchase” means a written offer (the “Offer”) sent by the Issuer by first class mail, postage prepaid, to each Holder at such Holder’s address appearing in the Security Register or, with respect to Global Notes, given in accordance with DTC procedures (with a copy to the Trustee) on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Offer Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than ten days or more than 60 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within three Business Days after the Offer Expiration Date. The Offer shall contain a description of the events requiring the Issuer to make the Offer to Purchase and all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the section of this Indenture pursuant to which the Offer to Purchase is being made;

(2) the Offer Expiration Date and the Purchase Date and, if such Offer is made in advance of a Change of Control and conditioned upon the occurrence of a Change of Control, that the Offer is conditioned upon the occurrence of a Change of Control;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of this Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Issuer for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to this Indenture);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7) that interest on any Note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue;

(8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Offer Expiration Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuer (or its Paying Agent) receives, not later than the close of business on the Offer Expiration Date, a telegram, telex, facsimile transmission or letter, or otherwise complies with the procedures of the Depositary, setting forth the name of the Holder, the principal amount of the Note or Notes the Holder tendered, the certificate number or numbers of the Note or Notes the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased); and

(12) that in the case of any Holder whose Note is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

If any of the Notes subject to an Offer to Purchase is in global form, then the Offer shall be modified by the Issuer to the extent necessary to comply with the procedures of the Depositary applicable to repurchases. Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

“Offering Memorandum” means the offering memorandum, dated November 10, 2021, relating to the offer and sale of the Initial Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of the Issuer or of any other Person, as the case may be, or in the event that the Issuer or such Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Issuer or such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person by an Officer of such Person, as the case may be, that meets the requirements of Section 11.3.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee. The counsel may be an employee of, or counsel to, the Issuer or any direct or indirect parent thereof or the Trustee.

“Pari Passu Debt” means Debt of the Issuer or a Subsidiary Guarantor that is pari passu in right of payment with the Notes, in the case of the Issuer, or the Subsidiary Guarantees, in the case of any Subsidiary Guarantor. For the purposes of this definition, no Debt will be considered to be senior by virtue of being secured on a first or junior priority basis.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of, premium, if any, or interest on any Notes on behalf of the Issuer.

“Permitted Acquisition Debt” means Debt of the Issuer or any of the Restricted Subsidiaries to the extent that:

(1) such Debt consists of Debt of an acquired Person that was outstanding prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired, or assets were acquired from such Person, by the Issuer or a Restricted Subsidiary or assets were acquired from such Person; or

(2) such Debt consists of Debt of a Person that was outstanding prior to the date on which such Person was merged or consolidated with or into the Issuer or a Restricted Subsidiary;

provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Issuer or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto:

(a) the Issuer would be permitted to Incur at least $1.00 of additional Debt pursuant to Section 4.9(a); or

(b) the Fixed Charge Coverage Ratio of the Issuer would be equal to or greater than immediately prior to giving effect to such transaction.

“Permitted Investments” means:

(1) any Investment in the Issuer or a Restricted Subsidiary or a Person or assets that will become or be merged into or consolidated with a Restricted Subsidiary as a result of such Investment, and any Investment held by a Person at the time it is acquired by or merged into the Issuer or a Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents, or investments in Permitted Swap Agreements;

(3) promissory notes and any other non-cash consideration received in connection with an Asset Disposition (or a disposition excluded from the definition of Asset Disposition) that was made in compliance with Section 4.10;

(4) loans or advances to employees, officers, stockholders or directors of the Borrower or any Restricted Subsidiary in the ordinary course of business; provided, however, that the aggregate amount of all such loans and advances does not exceed $6.0 million at any time outstanding;

(5) guarantees of Debt made in compliance with Section 4.9;

(6) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased pursuant to this clause (6) to the extent required by the terms of such Investment as in existence on the Issue Date or as otherwise permitted under this Indenture;

(7) Investments acquired with the net cash proceeds received by the Issuer after the Issue Date from the issuance and sale of Capital Stock (other than Redeemable Stock) or made in exchange for Capital Stock (other than Redeemable Stock or Preferred Stock); provided that the amount of all such net cash proceeds will be excluded from clause (iii)(2) of Section 4.7(a);

(8) any Investment solely in exchange for the issuance of Capital Stock (other than Redeemable Stock) of the Issuer;

(9) Investments in investment grade corporate bonds and variable rate demand notes having a rating of BBB+ (or the equivalent) or higher, at the time of acquisition thereof, from S&P or Moody’s and in either case maturing within two years from the date of acquisition thereof in an aggregate amount not to exceed $250.0 million at any time;

(10) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 4.12;

(11) receivables owing to the Issuer or any of its Subsidiaries or any advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(12) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(13) any other Investment; provided that, immediately before and immediately after giving pro forma effect to the making of any such Investment and any Debt Incurred in connection therewith, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio of the Issuer would not exceed 3.25 to 1.00;

(14) any other Investment that, when taken together with all other Investments made pursuant to this clause (14) since the Issue Date and outstanding on the date such Investment is made, does not exceed, at any one time outstanding, the greater of (x) $150.0 million and (y) 35% of the Consolidated EBITDA for the most recently ended Reference Period at the time of such Investment;

(15) Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (15) since the Issue Date and outstanding on the date such Investment is made, not to exceed the greater of (x) $65.0 million and (y) 15% of Consolidated EBITDA for the most recently ended Reference Period at the time of such Investment;

(16) Investments made to effect the pledges and deposits described in, and permitted under clause (9) of the definition of “Permitted Liens”; and

(17) customary Investments by the Issuer or any Restricted Subsidiary in any Securitization Subsidiary in connection with a Qualified Securitization Transaction, including Securitization Fees and pursuant to Standard Securitization Undertakings.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Debt under Debt Facilities outstanding or Incurred under clause (1) of the definition of Permitted Debt;

(2) Liens securing any Debt (other than Subordinated Debt); provided that the pro forma Secured Net Leverage Ratio of the Issuer (calculated assuming that all commitments under to any revolving credit facility of any Debt Facility have been fully drawn) would be equal to or less than 2.25 to 1.00;

(3) Liens imposed by law, including carriers’, warehousemen’s, landlord’s, materialmen’s, processors’ and mechanics’ Liens, in each case for sums not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens under joint collateral accounts, concentration accounts, deposit accounts or other funds maintained with a depositary institution or bank; provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer or any Restricted Subsidiary in excess of those set forth by regulations issued by the applicable banking regulations;

(6) Liens on assets, property or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Issuer or any Restricted Subsidiary; provided, however, that such Liens shall not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(7) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate interfere in any material respect with the ordinary conduct of the business of the Issuer and any of the Restricted Subsidiaries;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(9) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(10) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith pledges or deposits in connection with bids, tenders, contracts (other than for borrowed money) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, and other obligations of a like nature in each case Incurred in the ordinary course of business;

(11) judgment Liens not giving rise to an Event of Default;

(12) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(13) any Lien in respect of any Finance Lease Obligation or purchase money obligation Incurred under clause (6) of the definition of Permitted Debt; provided that (i) the Debt secured thereby does not exceed the cost of purchasing or improving any property or assets subject to such Finance Lease Obligation or purchase money obligation, together with all interest, fees and costs incurred in connection therewith, (ii) such Lien attaches to any property or assets subject to such Finance Lease Obligation or purchase money obligation concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof and (iii) such Liens do not extend to any property or assets which are not subject to such Finance Lease Obligation or purchase money obligation;

(14) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) Liens securing reimbursement or indemnification obligations with respect to commercial letters of credit or bank guarantees which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(16) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any of its Subsidiaries, including rights of set-off;

(17) Liens securing Permitted Swap Agreements;

(18) Liens on (i) Capital Stock of any Foreign Subsidiary to the extent that the obligations so secured are secured on a pari passu basis with any other Indebtedness or obligations secured thereby and (ii) assets of any Foreign Subsidiary or Restricted Subsidiary that is not a Subsidiary Guarantor securing Debt of such Foreign Subsidiary or Restricted Subsidiary;

(19) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; provided that such Liens shall not exceed the amount of such premiums so financed;

(20) Liens in favor of the Issuer or a Restricted Subsidiary;

(21) Liens arising from filing Uniform Commercial Code financing statements regarding leases or precautionary Uniform Commercial Code financings statements or similar filings;

(22) leases, subleases, licenses or sublicenses to third parties not interfering in any material respect with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(23) Liens securing Debt Incurred to refinance Debt (other than Liens permitted under clause (1)) that was previously so secured (or otherwise replacing any such Lien); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(24) Liens solely on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement relating to a permitted acquisition or other third party Investment;

(25) any option or other agreement to purchase any asset of the Issuer or any Restricted Subsidiary, the purchase, sale or other disposition of which is not prohibited by Section 4.10;

(26) Liens on Securitization Assets granted or arising in connection with a Qualified Securitization Transaction and Liens on the Capital Stock of any Securitization Subsidiary to secure a Qualified Securitization Transaction;

(27) Liens securing the Notes and the Subsidiary Guarantees (other than any Additional Notes and Subsidiary Guarantees thereof); and

(28) Liens not otherwise covered by clauses (1) through (27) securing Debt in the aggregate amount outstanding at any time not to exceed, at any one time outstanding, the greater of (x) $75.0 million and (y) 17.5% of Consolidated EBITDA for the most recently ended Reference Period determined at the time of Incurrence.

For purposes of this definition, in the event that a Lien meets the criteria of more than one of the types of Lien described in this definition, the Issuer, in its sole discretion, may divide or classify such Lien on the date of Incurrence (or later classify or reclassify such Lien, in its sole discretion) in any manner permitted under this definition and shall only be required to include the amount and type of such Lien in one of such clauses; provided that all Liens securing Debt outstanding on the Issue Date under the Senior Credit Agreement shall be deemed Incurred under clause (1) of this definition and may not later be reclassified.

“Permitted Refinancing Debt” means any Debt of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Issuer or any of its Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of, plus premium, if any, and accrued and unpaid interest on the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses Incurred in connection therewith);

(2) the Permitted Refinancing Debt has a final maturity date no earlier than the earlier of the final maturity date of the Debt being extended, refinanced, renewed, replaced, deferred or refunded and 91 days after the final maturity date of the Notes;

(3) the Permitted Refinancing Debt has an Average Life at the time such Permitted Refinancing Debt is Incurred that is equal to or greater than the shorter of (A) the Average Life of the Debt being extended, refinanced, renewed, replaced, deferred or refunded and (B) 91 days after the Average Life of the Notes;

(4) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Permitted Refinancing Debt is subordinated in right of payment to the Notes or such Subsidiary Guarantee on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

(5) such Debt shall not include Debt of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Debt of the Issuer or a Subsidiary Guarantor; and

(6) to the extent the Debt being extended, refinanced, renewed, replaced, defeased or refunded is secured, the Liens securing such Permitted Refinancing Debt have a Lien priority equal to or junior to the Liens securing the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Swap Agreement” of any Person means any Swap Agreement entered into for bona fide hedging purposes and not for speculation.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or any other entity.

“Preferred Stock” of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or a Restricted Subsidiary that is not a Wholly Owned Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.

“Qualified Securitization Transaction” means any Securitization Transaction of a Securitization Subsidiary that meets the following conditions:

(1) the Issuer shall have determined in good faith that such Securitization Transaction (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries;

(2) all sales of Securitization Assets to the Securitization Subsidiary are made at Fair Market Value (as determined by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure any Debt Facility shall not be deemed a Qualified Securitization Transaction.

“Rating Agency” means each of S&P, Moody’s or Fitch, or if (and only if) S&P, Moody’s, Fitch or any combination thereof shall not make a rating on the Notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Issuer, which shall be substituted for S&P, Moody’s or Fitch, or any combination thereof, as the case may be.

“Redeemable Stock” of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) (a) matures or is required to be redeemed, (b) is convertible into or exchangeable for Debt or (c) is redeemable at the option of the holder thereof, in each case, other than in exchange for Capital Stock of such Person that is not Redeemable Stock and cash in lieu of fractional shares of such Capital Stock, in whole or in part, at any time prior to the final Stated Maturity of the Notes. Notwithstanding the preceding sentence, (i) any Capital Stock that would constitute Redeemable Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control, condemnation or an asset sale (or similar event, however denominated) shall not constitute Redeemable Stock if the terms of such Capital Stock provide that the Issuer shall not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described in Section 4.7, (ii) Capital Stock of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Redeemable Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (iii) only such portion of the Capital Stock that matures, is mandatorily redeemable, or is convertible or exchangeable prior to such date as set forth in clauses (a) through (c) above shall constitute Redeemable Stock.

“Redeemable Stock Dividends” means all dividends with respect to Redeemable Stock of the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or a Restricted Subsidiary that is a Wholly Owned Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory consolidated federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Redeemable Stock.

“Reference Period” means each period of four consecutive fiscal quarters of the Issuer for which financial statements have been or are required to have been delivered.

“Regulation S Legend” means the legend identified as such in Exhibit A.

“Replacement Assets” means:

(1) properties and assets (other than cash, Cash Equivalents, any Capital Stock or other security) that will be used in the business of the Issuer and its Restricted Subsidiaries as conducted on the Issue Date or any business ancillary thereto or supportive thereof; and

(2) Capital Stock of any Person that is engaged in the business of the Issuer and its Restricted Subsidiaries as conducted on the Issue Date or any business ancillary thereto or supportive thereof and that will be merged or consolidated with or into the Issuer or a Restricted Subsidiary or that will become a Restricted Subsidiary.

“Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Transaction to repurchase such Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Notes Legend” means the legend identified as such in Exhibit A.

“Restricted Subsidiary” means any Subsidiary of the Issuer, whether existing on or after the Issue Date, unless such Subsidiary is an Unrestricted Subsidiary.

“Restructuring” means the reorganization of the Issuer and its Affiliates pursuant to which Aaron’s Spinco, Inc. and its Subsidiaries ceased to be Subsidiaries of the Issuer pursuant to a spinoff and separation transaction on December 1, 2020.

“S&P” means S&P Global Ratings, and any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” at any date shall mean the aggregate principal amount of Debt that in each case is then secured by Liens on any property or assets of the Issuer or any Restricted Subsidiary.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (1)(a) Secured Debt as of the end of the most recent fiscal quarter for which quarterly or annual financial statements prepared on a consolidated basis in accordance with GAAP are available (the “secured balance sheet date”) minus (b) the aggregate amount of unrestricted cash and Cash Equivalents and cash and Cash Equivalents that are restricted solely in favor of any agent or lender of Debt under Debt Facilities outstanding or incurred under clause (1) of the definition of Permitted Debt, in each case held by the Issuer and the Restricted Subsidiaries on the secured balance sheet date to (2) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the period of the most recently completed four consecutive fiscal quarters ending on the secured balance sheet date. The Secured Net Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Fixed Charges.”

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Assets” means accounts receivables, lease receivables or other payment obligations owing to the Issuer or such Restricted Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit account related thereto, and any collateral, guarantees or other property or claims in each case supporting or securing payment by the obligor thereon of, or otherwise related to, or subject to leases giving rise to, any such receivables.

“Securitization Fee” means distributions or payments made directly or by means of discounts with respect to any accounts receivable, lease receivable or other right to payment or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Transaction.

“Securitization Subsidiary” means a trust, bankruptcy remote entity or other special purpose entity which is a wholly-owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Securitization Transactions with the Issuer or any Subsidiary of the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers Securitization Assets) and which is formed for the purpose of and engages in no material business other than acting as an issuer or a depositor or borrower in a Securitization Transaction (and, in connection therewith, owning Securitization Assets and pledging or transferring any of the foregoing or interests therein and engaging in any business or activities incidental or related thereto), and:

(1) no portion of the Debt or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Restricted Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Debt) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Restricted Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Restricted Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Issuer nor any other Restricted Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(3) to which neither the Issuer nor any other Restricted Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, discount, assign, factor, convey, participate, contribute to capital, grant a security interest in, pledge or otherwise transfer (including for purposes of facilitating a warehouse facility relating to a Securitization Transaction) to (a) a Securitization Subsidiary (in the case of a transfer by the Issuer or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary) any Securitization Assets.

“Securitization Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Securitization Transaction on any date of determination that would be characterized as principal if such Qualified Securitization Transaction were structured as a secured lending transaction rather than as a purchase.

“Senior Credit Agreement” means the credit agreement with respect to the credit facility entered into on November 24, 2020 among Progressive Finance Holdings, LLC, as borrower, the Issuer and certain subsidiaries of the Issuer, as guarantors, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuer) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Debt under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 4.9 or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Significant Restricted Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Restricted Subsidiaries represents 10% or more of the Issuer’s total consolidated assets at the end of the most recent fiscal quarter for which financial information is available or 10% or more of the Issuer’s consolidated net revenues or consolidated operating income for the most recent four quarters for which financial information is available.

“Standard Securitization Undertakings” means representations, warranties, covenants, Repurchase Obligations, indemnities and guarantees of performance entered into by the Issuer or any Restricted Subsidiary of the Issuer that are customary in an asset securitization financing, including those relating to the servicing of the assets of a Securitization Subsidiary.

“Stated Maturity” means, when used with respect to any Debt or any installment of interest on such Debt, the dates specified in such Debt as the fixed date on which the principal of such Debt or such installment of interest, as the case may be, is due and payable.

“Subordinated Debt” means Debt of the Issuer or any of its Subsidiaries that is expressly subordinated or junior in right of payment to the Notes or a Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Indenture shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor of the Issuer’s obligations under this Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Issuer on the Issue Date that becomes a party to this Indenture for purposes of providing a Subsidiary Guarantee with respect to the Notes, and each other Restricted Subsidiary that is required to, or at the election of the Issuer, does become a Subsidiary Guarantor by the terms of this Indenture after the Issue Date by executing a supplemental indenture substantially in the form attached hereto as Exhibit B and their respective successors and assigns, in each case, until such Person is released from its Subsidiary Guarantee in accordance with the terms of this Indenture.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including any Interest Rate, Currency or Commodity Price Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or any of its Subsidiaries shall be a “Swap Agreement.”

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Agreement.

“TIA” means the U.S. Trust Indenture Act of 1939, as amended.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (1)(a) Debt for money borrowed of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which quarterly or annual financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) minus (b) the aggregate amount of unrestricted cash and Cash Equivalents and cash and Cash Equivalents that are restricted solely in favor of any agent or lender of Debt under Debt Facilities outstanding or incurred under clause (1) of the definition of Permitted Debt, in each case held by the Issuer and the Restricted Subsidiaries on the balance sheet date to (2) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the period of the most recently completed four consecutive fiscal quarters ending on the balance sheet date. The Total Net Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Fixed Charges.”

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2024; provided, however, that if the period from such redemption date to November 15, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” has the meaning set forth in the preamble of this Indenture and any successor thereto.

“U.S. Dollar” or “$” means the lawful currency of the United States of America.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

“Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“acceleration declaration”	6.2
“Act”	11.12(a)
“Alternate Offer”	4.13
“Authentication Order”	2.2
“balance sheet date”	1.1
“Change of Control Offer”	4.13
“Change of Control Purchase Price”	4.13
“Code”	2.6(g)(9)
“Covenant Defeasance”	8.3
“Deposit Trustee”	8.5
“EDGAR”	4.3(a)
“Event of Default”	6.1
“Excess Proceeds”	4.10(c)
“Fixed Amounts”	1.4
“Incurrence Based Amounts”	1.4
“Institutional Accredited Investor Note”	2.1(b)
“LCT Election”	1.4
“LCT Test Date”	1.4
“Legal Defeasance”	8.2
“Note Amount”	4.10(c)(1)
“Offer”	1.1
“Offer Expiration Date”	1.1
“Offered Price”	4.10(c)
“Pari Passu Debt Amount”	4.10(c)(2)
“Pari Passu Offer”	4.10(c)(2)
“Permitted Debt”	4.9(b)
“Purchase Amount”	1.1
“Purchase Date”	1.1
“Purchase Price”	1.1
“QIBs”	2.1(b)
“Registrar”	2.3
“Regulation S”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Resale Restriction Termination Date”	2.15(a)
“Restricted Payment”	4.7(a)
“Restricted Period”	2.15(b)
“Rule 144A”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Successor Company”	5.1(a)(1)
“Successor Subsidiary Guarantor”	5.1(b)(1)(A)

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(6) provisions apply to successive events and transactions;

(7) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(8) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 1.4. Limited Condition Transactions; Certain Calculations. When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Debt and the use of the proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a dividend or similar event) and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Debt and the use of proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided that (a) compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Debt and the use of proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions) and (b) Consolidated EBITDA for purposes of the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio or the Secured Net Leverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Debt or, if no such indicative interest margin exists, as reasonably determined by the Issuer in good faith.

For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Issuer, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (and no Default or Event of Default shall be deemed to have occurred due to such failure to comply), and (2) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Conditional Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

Notwithstanding anything to the contrary herein with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture under a restrictive covenant that does not require compliance with a financial ratio or test (including, without limitation, any Total Net Leverage Ratio test, Secured Net Leverage Ratio test and Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent Incurrence.

ARTICLE II

THE NOTES

SECTION 2.1. Form and Dating. The Notes shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes will be issued in registered form, without coupons, and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered Holder will be treated as the owner of such Note for all purposes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a) The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

(b) The Initial Notes are being issued by the Issuer only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial issuance, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs in reliance on Rule 144A, outside the United States pursuant to Regulation S, to IAIs or to the Issuer, in accordance with certain transfer restrictions. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend (collectively, the “Rule 144A Global Note”), deposited with the Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Regulation S Legend (collectively, the “Regulation S Global Note”), deposited with the Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Initial Notes resold to IAIs in the United States shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend

(collectively, the “Institutional Accredited Investor Note”), deposited with the Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian, at the direction of the Trustee. Transfers of Notes among QIBs, to or by purchasers pursuant to Regulation S and to or by IAIs shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.15.

(c) Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1 and Section 2.2, authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary.

SECTION 2.2. Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”) directing the Trustee to authenticate the Notes and, with respect to any Additional Notes, an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the issuance of the Notes contained herein have been complied with, authenticate Notes for original issue in the aggregate principal amount stated in such written order.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent or agents. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer.

SECTION 2.3. Registrar; Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional Paying Agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer and/or any Restricted Subsidiary may act as Paying Agent or Registrar.

The Issuer shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.6.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent at the Corporate Trust Office of the Trustee.

The Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or any of its Subsidiaries) shall have no further liability for such money. If the Issuer or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Trustee and the Holders all money held by it as Paying Agent. Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof.

SECTION 2.6. Book-Entry Provisions for Global Notes.

(a) Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary and (iii) bear the Global Note Legends as required by Section 2.6(e).

Members of, or Participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Note Custodian, or under such Global Note, and the Depositary may be treated by the Issuer, and the Trustee or any Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder that is a member of (or a Participant in) the Depositary or any other Person with respect to the accuracy of the records of the Depositary (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee and any Agent may rely (and shall be fully protected in relying) upon information furnished by the Depositary with respect to its members, Participants and any beneficial owners in the Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with Section 2.15 and the rules and procedures of the Depositary. In addition, certificated Notes shall be transferred to beneficial owners in exchange for their beneficial interests only if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days of such notice, (ii) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Issuer within 90 days of such notice, (iii) an Event of Default of which a Responsible Officer of the Trustee has written notice has occurred and is continuing and the Registrar has received a request from any Holder of a Global Note to issue such certificated Notes or (iv) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes.

(c) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.6(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of certificated Notes of authorized denominations.

(d) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e) Each Global Note shall bear the Global Note Legend on the face thereof.

(f) At such time as all beneficial interests in Global Notes have been exchanged for certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and certificated Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(2) No service charge shall be made to a Holder for any registration of transfer or exchange, but Holders will be required to pay all stamp or transfer taxes or similar government charge due on such transfer or exchange (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.7, 2.10, 3.6, 4.10, 4.13 or 9.4).

(3) All Global Notes and certificated Notes issued upon any registration of transfer or exchange of Global Notes or certificated Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes (or interests therein) or certificated Notes surrendered upon such registration of transfer or exchange.

(4) The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes under Section 3.2 and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Issuer shall be affected by notice to the contrary.

(6) The Trustee shall authenticate Global Notes and certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any certificated Note in exchange for a Global Note.

(7) Each Holder agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(8) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(9) The transferor of any Note held in certificated form shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”). The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

SECTION 2.7. Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer, the Trustee and the Agents may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer, the Subsidiary Guarantors or any of their respective Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date or date of redemption, money sufficient to pay all amounts under the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest and will not be deemed to be outstanding.

SECTION 2.9. Treasury Notes. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, the Subsidiary Guarantors or by any of their respective Affiliates shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes of which a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10. Temporary Notes. Until certificated Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall upon receipt of a written order of the Issuer signed by one Officer, authenticate certificated Notes in certificate form in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11. Cancellation. The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Sections 2.7 and 2.16, the Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice.

SECTION 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be the earliest practicable date but in all events at least five Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1; provided that no special record date shall be required with respect to any defaulted interest that is paid within the applicable grace period. The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least 15 days before the special record date, the Issuer (or the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or the amount thereof.

SECTION 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.14. CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers, and, if it does so, the Trustee shall use the CUSIP and/or ISIN number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP number and ISIN number.

SECTION 2.15. Transfer and Exchange.

(a) The following provisions shall apply with respect to any proposed transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is one year after the later of the date of its original issue, the original issue date of any Additional Notes and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such securities (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit D from the proposed transferee and, if requested by the Issuer or the Trustee, the receipt by the Trustee or its agent of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and

(3) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a non-U.S. person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit C from the proposed transferor and, if requested by the Issuer or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

After the Resale Restriction Termination Date, interests in a Rule 144A Note or an Institutional Accredited Investor Note may be transferred in accordance with applicable law without requiring the certifications set forth under Exhibit C or D or any additional certification.

(b) The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the date which is 40 days after the later of the Issue Date, the closing date of the issuance of any Additional Notes and when the Notes or any predecessor of the Notes are first offered to Persons other than distributors (as defined in Rule 902 of Regulation S) in reliance on Regulation S (the “Restricted Period”):

(1) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit D from the proposed transferee and, if requested by the Issuer or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and

(3) a transfer of a Regulation S Note or a beneficial interest therein to a non-U.S. person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit C from the proposed transferor and, if requested by the Issuer or the Trustee, receipt by the Trustee or its agent of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certifications set forth under Exhibit C or D or any additional certification

(c) In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.6, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of Sections 2.15(a) and 2.15(b) (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Issuer and notified to the Trustee in writing.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e) Regulation S Legend. Upon the transfer, exchange or replacement of Notes not bearing the Regulation S Legend, the Registrar shall deliver Notes that do not bear the Regulation S Legend. Upon the transfer, exchange or replacement of Notes bearing the Regulation S Legend, the Registrar shall deliver only Notes that bear the Regulation S Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(f) General. By its acceptance of any Note bearing the Restricted Notes Legend or the Regulation S Legend, as applicable, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend or the Regulation S Legend, as applicable, and agrees that it shall transfer such Note only as provided in this Indenture. A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a certificated Note or a beneficial interest in another Global Note shall be subject to compliance with applicable law and the applicable procedures of the Depositary but is not subject to any procedure required by this Indenture.

In connection with any proposed transfer pursuant to Regulation S or pursuant to any other available exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144A), the Issuer may require the delivery of an Opinion of Counsel, other certifications or other information satisfactory to the Issuer.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.15, in accordance with its procedures and the record retention requirements of the Exchange Act.

SECTION 2.16. Issuance of Additional Notes. The Issuer shall be entitled to issue Additional Notes in an unlimited aggregate principal amount under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, first interest payment date applicable thereto and the first date from which interest will accrue; provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9, and provided, further, that if any Additional Notes are not fungible with the existing Notes for U.S. federal income tax purposes, such Additional Notes shall have one or more separate CUSIP and ISIN numbers. The Initial Notes and any Additional Notes shall otherwise be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall deliver to the Trustee an Officer’s Certificate containing the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date, the CUSIP and/or ISIN number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue;

(3) whether such Additional Notes shall be Transfer Restricted Notes; and

(4) that such issuance is not prohibited by this Indenture.

The Trustee shall, upon receipt of the Officer’s Certificate and the documents required by 11.2, authenticate the Additional Notes in accordance with the provisions of Section 2.2 of this Indenture.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.8, it shall furnish to the Trustee, at least five Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption, an Officer’s Certificate setting forth the (i) the paragraph of the Notes and/or section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date (which, in the case of a redemption subject to conditions, may be subject to extension until such conditions are satisfied), (iii) principal amount of Notes to be redeemed and (iv) the redemption price or the method for determining the redemption price.

SECTION 3.2. Selection of Notes to Be Redeemed. In the event that less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes (or portions of Notes) to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, by lot or on a pro rata basis (except that any Notes represented by a Global Note will be redeemed by such method the Depositary may require); provided, however, that no Notes of a minimum of $2,000 in original principal amount or less shall be redeemed in part. Notwithstanding anything to the contrary stated herein, to the extent any such Notes are held in the form of Global Notes, the Notes to be redeemed shall be selected in accordance with the applicable procedures and requirements of DTC.

SECTION 3.3. Notice of Redemption. The Issuer shall mail or cause to be mailed (in each case sent by first class mail) in accordance with Section 11.1 and, in the case of Global Notes given in accordance with DTC procedures, a notice of redemption pursuant to Section 3.8 to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), at least ten days but not more than 60 days before the expected redemption date (except that notices may be delivered more than 60 days before a redemption date if the notice is issued in accordance with Article VIII) (which, in the case of a redemption subject to conditions, may be subject to extension of not more than three months until such conditions are satisfied).

The notice shall identify the Notes to be redeemed (including the name of the Notes, the series, “CUSIP” numbers and corresponding “ISINs,” if applicable, interest rate, maturity date and, if known, certificate numbers) and shall state:

(1) the redemption date (which, in the case of a redemption subject to conditions, may be subject to extension until such conditions are satisfied);

(2) the redemption price (or the method by which it is to be determined);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number and ISIN number, if any, listed in such notice or printed on the Notes; and

(9) any conditions precedent to such redemption.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least five Business Days prior to the date of the giving of the notice of redemption (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4. Effect of Notice of Redemption. Subject to the next paragraph, once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become due and payable on the redemption date at the applicable redemption price.

Any notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including completion of an Equity Offering, financing transaction, Change of Control or other corporate transaction. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed. The Issuer shall provide written notice of the satisfaction or waiver of such conditions, the delay of such redemption date or the rescission of such notice of redemption to the Trustee and the Holders no later than the Business Day prior to the redemption date, and upon receipt the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given.

SECTION 3.5. Deposit of Redemption Price. On or before 1:00 p.m. (New York City time) on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent (other than the Issuer or an Affiliate of the Issuer) money sufficient to pay the redemption price, together with accrued and unpaid interest, if any, to the applicable redemption date on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price and accrued and unpaid interest, if any, to the applicable redemption date on all Notes to be redeemed.

If the Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed, on and after the redemption, interest shall cease to accrue on the Notes or the portions of Notes called for redemption (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

SECTION 3.6. Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and, upon the written request of an Officer of the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

SECTION 3.7. Special Optional Redemption. To the extent the Equity Tender Offer is not fully subscribed, the Issuer may use an amount not greater than the value of the shares of Common Stock subject to the Equity Tender Offer that have not been tendered pursuant to such offer to redeem up to $200.0 million aggregate principal amount of the Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of Holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date); provided that the redemption date is within 60 days of the Issue Date.

SECTION 3.8. Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time or from time to time prior to November 15, 2024 at the option of the Issuer, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) At any time or from time to time on or after November 15, 2024, the Issuer, at its option, may redeem the Notes in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date), if redeemed during the 12-month period beginning on February 15 of the years indicated below:

Year	Redemption Price
2024	103.000%
2025	101.500%
2026 and thereafter	100.000%

(c) In the event that prior to November 15, 2024, the Issuer receives net cash proceeds from one or more Equity Offerings, the Issuer may use an amount not greater than the amount of such net cash proceeds to redeem up to 40.0% of the original aggregate principal amount of all Notes issued (calculated after giving effect to any issuance of Additional Notes) at a redemption price of 106.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date); provided that:

(1) at least 50.0% of the aggregate principal amount of Notes issued on the Issue Date remains outstanding immediately after giving effect to each such redemption; and

(2) the redemption occurs not more than 150 days after the date of the closing of any such Equity Offering.

(d) If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in connection with any tender offer or other offer to purchase the Notes (including pursuant to a Change of Control Offer, Alternate Offer or an offer to purchase with the proceeds from any Asset Disposition) and the Issuer, or any other Person making such offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer will have the right, upon not less than ten nor more than 60 days’ prior notice, to redeem all Notes that remain outstanding following such purchase (and the Holders of such remaining Notes shall be deemed to have consented to surrender their Notes) at a redemption price in cash equal to the applicable price paid to Holders in such purchase, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption).

(e) Nothing in this Indenture shall limit the ability of the Issuer or its Affiliates to purchase or acquire Notes in open-market purchases, tender or exchange offers or other negotiated transactions or otherwise.

ARTICLE IV

COVENANTS

SECTION 4.1. Payment of Notes.

(a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or a Subsidiary thereof) holds, as of 1:00 p.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then-applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

SECTION 4.2. Maintenance of Office or Agency. The Issuer shall maintain an office or agency in the United States where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and the Subsidiary Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that, no office of the Trustee shall be an office or agency of the Issuer for the purposes of service of legal process on the Issuer or any Subsidiary Guarantor, and the Trustee shall have no duty to cause any such presentations, surrenders, notices or demands to be delivered to the Issuer.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the United States for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.

SECTION 4.3. Provision of Financial Information.

(a) Whether or not the Issuer is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Issuer shall provide to the Trustee and Holders the annual reports, quarterly reports and other reports which the Issuer would have been required to file with the SEC pursuant to such Section 13(a) or 15(d), or any successor provision thereto if the Issuer were so required, such documents to be provided to the Trustee and Holders on or prior to the respective dates by which the Issuer would have been required to file such documents with the SEC if the Issuer were so required (including any applicable extensions thereto); provided that any such reports and documents filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) (or any successor system) or made publicly available on the Issuer’s website shall be deemed to have been delivered to the Trustee and the Holders of Notes for purposes of the foregoing requirements.

(b) So long as any of the Notes remain outstanding, if at any time the Issuer is not subject to Section 13(a) or 15(d) under the Exchange Act, the Issuer will make available to any prospective purchaser of Notes or beneficial owner of Notes, upon their request, the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Holders of the Notes, other than Holders that are Affiliates of the Issuer, are able to sell all such Notes immediately without restriction pursuant to the provisions of Rule 144 under the Securities Act, or any successor provision thereto.

(c) In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Issuer may satisfy its obligations under this Section 4.3 with respect to financial information relating to the Issuer by furnishing financial information relating to such parent company; provided that, to the extent that, in the reasonable judgment of the Issuer there are material differences between the financial information of the Issuer, on the one hand, and such parent company, on the other hand, the same shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent company, on the one hand, and the information relating to the Issuer and its Subsidiaries on a stand-alone basis, on the other hand. The Issuer will be deemed to have furnished the reports referred to in this Section 4.3 if the Issuer or any parent company has filed the corresponding reports containing such information relating to the Issuer or such parent company with the SEC via the EDGAR filing system (or any successor system).

(d) So long as any of the Notes remain outstanding, the Issuer will:

(1) not later than 10 Business Days after filing or furnishing a copy of each of the reports referred to in this Section 4.3 with the SEC or the Trustee, hold a conference call to discuss the results of operations for the relevant reporting period, with the opportunity to ask questions of management (the Issuer may satisfy the requirements of this clause (1) by holding the required conference call within the time period required by this clause (1) as part of any earnings call of the Issuer or any parent); and

(2) issue a press release or otherwise announce to the Holders prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Issuer to obtain such information.

(e) Any and all Defaults or Events of Default arising from a failure to furnish in a timely manner any information required by this Section 4.3 shall be deemed cured and no longer continuing (and the Issuer shall be deemed to be in compliance with this Section 4.3) upon furnishing such information as contemplated by this Section 4.3 (but without regard to the date on which such financial statement or report is so furnished).

(f) Delivery of reports and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any Subsidiary Guarantor’s, as the case may be, compliance with any of its covenants under this Indenture (which the Trustee has no duty to monitor and as to which the Trustee is entitled to rely exclusively on Officer’s Certificates of the Issuer, if presented to the Trustee). The Trustee shall have no obligation or responsibility to determine whether the Issuer is required to file any reports or other information with the SEC, whether the Issuer’s information is available on EDGAR (or any successor system) or whether the Issuer has otherwise delivered any notice or report in accordance with the requirements specified in this Section 4.3.

SECTION 4.4. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer, beginning with the fiscal year ending December 31, 2021, an Officer’s Certificate stating whether the Officers signing such certificate know of any Event of Default that occurred during such fiscal year.

(b) The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days of any executive Officer having knowledge thereof, written notice of any event that is continuing which constitutes a Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

SECTION 4.5. Taxes. The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6. Stay, Extension and Usury Laws. The Issuer and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Issuer and each of the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to:

(1) directly or indirectly, declare or pay any dividend on, or make any distribution (including any payment in connection with any merger or consolidation derived from assets of the Issuer or any Restricted Subsidiary) in respect of its Capital Stock or to the holders thereof in their capacity as holders of Capital Stock, other than:

(i) any dividends or distributions by the Issuer payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock); and

(ii) in the case of a Restricted Subsidiary, dividends or distributions payable to the Issuer or a Restricted Subsidiary or, in the case of dividends or distributions made by a Restricted Subsidiary that is not wholly owned, dividends or distributions are made on a pro rata basis (or on a basis more favorable to the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer, other than in exchange for Capital Stock (other than Redeemable Stock) of the Issuer thereof;

(3) make any Investment in any Person, other than a Permitted Investment; and

(4) redeem, repurchase, defease, prepay or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any Subordinated Debt (other than Debt owed by the Issuer or any Restricted Subsidiary to another Restricted Subsidiary or the Issuer, or any such payment on Debt due within one year of the date of redemption, repurchase, defeasance, prepayment, decrease or other acquisition or retirement).

(each of clauses (1) through (4) above being a “Restricted Payment”) unless:

(i) no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment;

(ii) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four fiscal-quarter period, the Issuer could Incur at least $1.00 of additional Debt pursuant to Section 4.9(a); and

(iii) upon giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made subsequent to the Issue Date (other than pursuant to clauses (2), (3), (5), (6), (7), (8) and (10) of Section 4.7(b)) does not exceed the sum of:

(1) an amount equal to 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) of the Issuer since October 1, 2021 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are publicly available (taken as a single accounting period); plus

(2) (i) 100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, in each case received by the Issuer or a Restricted Subsidiary after the Issue Date from contributions of capital or the issuance and sale (other than to a Subsidiary of the Issuer) of Capital Stock (other than Redeemable Stock) of the Issuer or any options, warrants or other rights to acquire Capital Stock (other than Redeemable

Stock) of the Issuer, or any net payment received by the Issuer in connection with the termination or settlement of options relating to its Capital Stock; provided that any such net proceeds received by the Issuer from an employee stock ownership plan financed by loans from the Issuer or its Subsidiaries shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, (ii) 100% of the aggregate net cash proceeds received by the Issuer after the Issue Date from the issuance and sale of convertible or exchangeable Debt of the Issuer that has been converted into or exchanged for Capital Stock (other than Redeemable Stock and other than by a Subsidiary of the Issuer) of the Issuer; provided that any such net proceeds received by the Issuer from an employee stock ownership plan financed by loans from the Issuer or its Subsidiaries shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, and (iii) without duplication, any reduction of Debt on the balance sheet of the Issuer to the extent such Debt is converted into or exchanged for Capital Stock of the Issuer (other than Redeemable Stock) after the Issue Date; plus

(3) in the case of a Disposition, liquidation or repayment (including by way of dividends) of Investments by the Issuer and its Restricted Subsidiaries, subsequent to the Issue Date, in any Person subject to clause (3) above, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return on capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the Disposition of such Investment and net of taxes; plus

(4) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Issuer’s interest in such Subsidiary.

(b) Notwithstanding the foregoing, Section 4.7(a) will not prohibit:

(1) payment of any dividend on Capital Stock of any class within 60 days after the declaration thereof, or redemption of any Subordinated Debt within 30 days after giving notice of redemption thereof, if, on the date when the dividend was declared or such notice of redemption given, the Issuer or such Restricted Subsidiary could have paid such dividend or redeemed such Subordinated Debt in accordance with this Section 4.7;

(2) repayment or refinancing of any Subordinated Debt with Permitted Refinancing Debt, or any Restricted Payment made in exchange for, by conversion into or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the Issuer or from or to an employee stock ownership plan financed by loans from the Issuer or its Subsidiaries) of shares of Capital Stock (other than Redeemable Stock) of the Issuer;

(3) the acquisition of shares of Capital Stock in connection with (x) the exercise of employee or director stock options or stock appreciation rights by way of cashless exercise and the withholding of a portion of such Capital Stock to pay taxes associated therewith, and (y) the purchase of fractional shares of Capital Stock of the Issuer or any Restricted Subsidiary arising out of stock dividends, splits or combinations or business combinations, or in connection with the exercise of warrants, options or other securities convertible or exchangeable for Capital Stock of the Issuer or any Restricted Subsidiary;

(4) the acquisition of shares of the Issuer’s Capital Stock pursuant to equity repurchases from future, present or former directors, officers or employees in an amount of up to $7.5 million per any fiscal year (with unused amounts in any period permitted to be carried over to succeeding periods until used in full; provided that the total amount of such purchases or redemptions under this clause (4) in any fiscal year shall not exceed $15.0 million);

(5) dividends on Redeemable Stock of the Issuer or a Restricted Subsidiary, or dividends on Preferred Stock of a Restricted Subsidiary, in each case Incurred in compliance with Section 4.9 and to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(6) the payment of cash in lieu of the issuance of Capital Stock in connection with the exercise of warrants or options, or the conversion, retirement, repurchase or redemption of any series of convertible debt securities of the Issuer or its Restricted Subsidiaries;

(7) upon the occurrence of a Change of Control or an Asset Disposition and after the completion of the Offer to Purchase or Alternate Offer pursuant to Section 4.10 or 4.13 (including the purchase of all Notes tendered and required to be purchased), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Debt, Redeemable Stock or Preferred Stock required under the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% (in the case of a Change of Control) or 100% (in the case of an Asset Disposition) of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided that, in the case of an Asset Disposition, such purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Debt, Redeemable Stock or Preferred Stock does not exceed the Net Available Cash Proceeds from such Asset Disposition;

(8) the payment of the deferred purchase price or earn-outs, including holdbacks (and the receipt of any corresponding consideration therefor), or payments with respect to fractional shares, in each case in connection with an acquisition to the extent such payment would have been permitted by this Indenture at the time of such acquisition;

(9) the declaration and payment of dividends or distributions on Capital Stock of the Issuer in an aggregate amount not to exceed 6.0% of the Market Capitalization of the Issuer in any fiscal year;

(10) any purchase of shares of Common Stock of the Issuer pursuant to the Equity Tender Offer or otherwise in an aggregate amount not to exceed $425.0 million less an amount equal to the aggregate principal amount of notes redeemed pursuant to Section 3.7;

(11) Restricted Payments in an aggregate amount such that, after giving pro forma effect thereto, the Total Net Leverage Ratio of the Issuer would not exceed 2.75 to 1.00; and

(12) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (12) not to exceed $75.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (5), (9), (11) and (12), no Default shall have occurred and be continuing or would otherwise occur as a consequence thereof.

(c) For purposes of determining compliance with this Section 4.7, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1) through (17) of Section 4.7(b) or pursuant to Section 4.7(a), the Issuer, in its sole discretion, may divide, order and classify, and subsequently reorder and reclassify, such Restricted Payment in any manner in compliance with this Section 4.7 and shall only be required to include the amount in one of such clauses.

SECTION 4.8. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any contractual encumbrance or restriction on the ability of any Restricted Subsidiary:

(1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Issuer or any other Restricted Subsidiary or pay any Debt or other obligation owed to the Issuer or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends, distributions or liquidating distributions prior to dividends, distributions or liquidating distributions being paid on Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) to make loans or advances to the Issuer or any other Restricted Subsidiary; or

(3) otherwise to transfer any of its property or assets to the Issuer or any other Restricted Subsidiary.

(b) Notwithstanding the restrictions in Section 4.8(a), the Issuer may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

(1) pursuant to any agreement in effect on the Issue Date (including the Senior Credit Agreement and other documents relating to the Senior Credit Agreement);

(2) pursuant to this Indenture, the Notes and the Subsidiary Guarantees;

(3) pursuant to an agreement relating to any Debt Incurred by or Capital Stock of a Person prior to the date on which such Person became a Restricted Subsidiary and outstanding on such date and not Incurred or created in connection with, or anticipation of, becoming a Restricted Subsidiary; provided that the Incurrence of such Debt was permitted under Section 4.9;

(4) pursuant to an agreement effecting a renewal, refunding, replacement, refinancing or extension of Debt Incurred pursuant to an agreement referred to in clause (1) or (3) of this Section 4.8(b); provided, however, that the provisions contained in such renewal, refunding, replacement, refinancing or extension agreement relating to such encumbrance or restriction are not materially more restrictive, taken as a whole, than the provisions contained in the agreement being renewed, refunded, replaced, refinanced or extended (as conclusively determined by the Issuer in good faith);

(5) in the case of a restriction described in clause (3) of Section 4.8(a), contained in any security agreement securing Debt of a Restricted Subsidiary otherwise permitted under this Indenture, but only to the extent such restrictions restrict the transfer of the assets or property subject to such security agreement; provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Debt repaid;

(6) customary restrictions in leases (including finance leases), subleases, licenses, sublicenses, security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.8(a);

(7) Liens permitted to be Incurred pursuant to Section 4.12 that limit the right of the debtor to Dispose of the assets subject to such Liens;

(8) with respect to a Restricted Subsidiary, imposed pursuant to an agreement which has been entered into for the sale or Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary; provided that such restriction terminates if such transaction is closed or abandoned;

(9) in bona fide contracts for the sale of any property or assets; provided that such restriction relates only to such property or assets and terminates if such sale is abandoned;

(10) any encumbrance or restriction contained in the terms of any Debt or Capital Stock otherwise permitted to be Incurred under this Indenture if the Issuer determines that any such encumbrance or restriction either (i) will not materially affect the Issuer’s ability to make principal or interest payments on the Notes and such restrictions are not materially less favorable to Holders of Notes than is customary in comparable financings or (ii) are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or those contained in this Indenture or the Senior Credit Agreement, in each case as determined in good faith by the Board of Directors or an Officer of the Issuer;

(11) if such encumbrance or restriction is the result of applicable laws or regulations;

(12) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(13) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(14) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(15) customary net worth provisions contained in real property leases entered into by the Issuer and the Restricted Subsidiaries, so long as the Issuer has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Issuer and the Restricted Subsidiaries to meet their ongoing obligations under this Indenture and the Notes; and

(16) customary prohibitions, conditions and restrictions (as determined by the Issuer in good faith) contained in agreements and documents relating to any Qualified Securitization Transaction.

SECTION 4.9. Limitation on Debt.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt except that the Issuer and any Restricted Subsidiary may Incur Debt if after giving pro forma effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof the Fixed Charge Coverage Ratio of the Issuer would have been 2.00 to 1.00 or greater; provided that the aggregate principal amount of Debt Incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to this Section 4.9(a) shall not exceed $75.0 million.

(b) Notwithstanding Section 4.9(a), the following Debt may be Incurred (collectively, the “Permitted Debt”):

(1) Debt of the Issuer or any Restricted Subsidiary under one or more Debt Facilities in an aggregate principal amount Incurred under this clause (1) at any one time outstanding not to exceed the sum of (i) $650.0 million, plus (ii) the greater of (x) $425.0 million and (y) 100% of Consolidated EBITDA for the most recently ended Reference Period determined at the time of Incurrence, plus (iii) an amount such that, after giving pro forma effect thereto, the Secured Net Leverage Ratio (treating all Debt Incurred under this clause (1) as secured by Liens on the assets of the Issuer, including all undrawn amounts under the Issuer’s revolving portion of any Debt Facility) of the Issuer and its Restricted Subsidiaries would not exceed 2.25 to 1.00;

(2) Debt consisting of the Notes and the Subsidiary Guarantees (other than any Additional Notes and Subsidiary Guarantees thereof);

(3) Debt of the Issuer or any Restricted Subsidiary not otherwise referred to in clause (1) or clause (2) of this Section 4.9(b) outstanding on the Issue Date;

(4) Debt owed by the Issuer to any Restricted Subsidiary or Debt owed by a Restricted Subsidiary to the Issuer or a Restricted Subsidiary; provided, however, that:

(A) any such Debt owing by the Issuer or a Subsidiary Guarantor to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and

(B) upon either the transfer or other Disposition by such Restricted Subsidiary or the Issuer of any Debt so permitted to a Person other than the Issuer or another Restricted Subsidiary or the issuance (other than directors’ qualifying shares), sale, lease, transfer or other Disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary to a Person other than the Issuer or another Restricted Subsidiary such that it ceases to be a Restricted Subsidiary, the provisions of this clause (5) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other Disposition;

(5) Guarantees by the Issuer or any Restricted Subsidiary of any obligations of the Issuer or a Restricted Subsidiary not prohibited under this Indenture;

(6) Debt of the Issuer or any of its Restricted Subsidiaries represented by Finance Lease Obligations or purchase money obligations Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount, including all Debt Incurred to refund or refinance any Debt Incurred pursuant to this clause (6), not to exceed, at any one time outstanding, the greater of (x) $75.0 million and (y) 17.5% of Consolidated EBITDA determined for the most recently ended Reference Period at the time of Incurrence;

(7) Debt of the Issuer or any Restricted Subsidiary consisting of or pursuant to (i) Permitted Swap Agreements and (ii) Cash Management Agreements entered into in the ordinary course of business;

(8) Permitted Acquisition Debt;

(9) Debt of Foreign Subsidiaries in an aggregate amount Incurred pursuant to this clause (9) not to exceed, at any one time outstanding, the greater of (x) $75.0 million and (y) 17.5% of Consolidated EBITDA determined for the most recently ended Reference Period;

(10) Permitted Refinancing Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of Debt Incurred pursuant to Section 4.9(a), clause (2), (3), (8) and this clause (10);

(11) Debt in the form of indemnification, purchase price adjustments (including in respect of working capital), deferred compensation, earn-outs or other similar obligations, in each case, Incurred in connection with any Investment or the acquisition or Disposition of any business, assets or Subsidiaries;

(12) Debt Incurred by the Issuer or its Restricted Subsidiaries under performance, bid, surety, release, appeal and similar bonds and statutory obligations, Debt in respect of workers’ compensation, health, disability or other employee benefits or property, unemployment, casualty or liability insurance, self-insurance obligations, and completion Guarantees (not for borrowed money) provided in the ordinary course of business, pursuant to reimbursement or indemnification obligations, in each case Incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(13) Debt Incurred in the ordinary course of business in connection with the financing of insurance premiums or self-insurance obligations or take-or-pay obligations contained in supply or similar agreements;

(14) Debt of the Issuer or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(15) Debt in respect of letters of credit, bank Guarantees or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Debt) in the ordinary course of business and consistent with past practice or industry practices;

(16) (i) Debt Incurred by any Securitization Subsidiary in connection with any Qualified Securitization Transaction and (ii) Standard Securitization Undertakings Incurred by the Issuer or any Restricted Subsidiary in connection with any Qualified Securitization Transaction;

(17) Debt representing deferred compensation to employees, officers or directors of the Issuer and its Restricted Subsidiaries incurred in the ordinary course of business; and

(18) in addition to the items referred to in clauses (1) through (17) above, Debt of the Issuer or any Restricted Subsidiary which, together with any other outstanding Debt Incurred pursuant to this clause (18), and including any renewals, extensions, substitutions, refinancings or replacements of such Debt, has an aggregate principal amount not to exceed, at any one time outstanding, the greater of (x) $215.0 million and (y) 50% of Consolidated EBITDA for the most recently ended Reference Period determined at the time of Incurrence.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to, and in compliance with, this Section 4.9:

(1) in the event that Debt meets the criteria of more than one of the types of Debt described in Section 4.9(a) and 4.9(b), the Issuer, in its sole discretion, may divide or classify such item of Debt on the date of Incurrence (or later classify or reclassify such Debt, in its sole discretion) in any manner permitted by this Section 4.9 and shall only be required to include the amount and type of such Debt in one of such clauses; provided that all Debt outstanding on the Issue Date under the Senior Credit Agreement shall be deemed Incurred under subclause (i) of Section 4.9(b)(1) and may not later be reclassified;

(2) Guarantees of, or obligations in respect of letters of credit relating to, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included;

(3) the principal amount of any Redeemable Stock of the Issuer or a Restricted Subsidiary will be equal to the liquidation preference thereof;

(4) Debt permitted by this Section 4.9 need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.9 permitting such Debt; and

(5) the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Debt and the payment of dividends in the form of additional shares of Preferred Stock or Redeemable Stock will not be deemed to be an Incurrence of Debt for purposes of this Section 4.9.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision of this Section 4.9, the maximum amount of Debt that the Issuer may Incur pursuant to this Section 4.9 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

SECTION 4.10. Limitation on Asset Dispositions.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Issuer or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Disposition) for the assets or Capital Stock sold or Disposed of; and

(2) at least 75% of the consideration for such Asset Disposition consists of:

(i) cash or Cash Equivalents;

(ii) the assumption of Debt or other liabilities of the Issuer or such Restricted Subsidiary (other than Debt that is subordinated to the Notes or such Restricted Subsidiary’s Subsidiary Guarantee) relating to such assets and release from all liability on the Debt assumed;

(iii) Replacement Assets;

(iv) Designated Noncash Consideration; or

(v) any combination of the foregoing;

provided that the amount of any consideration received by the Issuer or such Restricted Subsidiary that is converted into cash or Cash Equivalents within 180 days of the closing of such Asset Disposition shall be deemed to be cash for purposes of this Section 4.10(a) (to the extent of the cash or Cash Equivalents received). The foregoing clauses (1) or (2) of this Section 4.10(a) shall not apply with respect to any condemnation, event of loss or other involuntary Asset Disposition.

(b) Within 18 months after the receipt of any Net Available Cash Proceeds from an Asset Disposition, the Issuer (or the applicable Restricted Subsidiary, as the case may be), may apply such Net Available Cash Proceeds at its option:

(1) to reduce obligations under (x) the Senior Credit Agreement or (y) Debt (other than Subordinated Debt) that is secured by a Lien, which Lien is permitted by this Indenture, and in the case of revolving loans under clauses (x) and (y), to correspondingly reduce commitments with respect thereto;

(2) to reduce obligations under (x) Pari Passu Debt of the Issuer or the Subsidiary Guarantors (provided that if the Issuer or any Subsidiary Guarantor shall so reduce such obligations other than the Notes, the Issuer will (A) equally and ratably reduce obligations under the Notes as provided in Section 3.8 or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or (B) make an Offer to Purchase (in accordance with the procedures set forth in this Indenture) to all Holders to purchase at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, the principal amount of Notes that would otherwise be redeemed under subclause (A) above)) or (y) Debt of a Subsidiary that is not a Subsidiary Guarantor, in each case, other than Debt owed to the Issuer or another Restricted Subsidiary (and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto);

(3) to acquire Replacement Assets or make capital expenditures;

provided that the Issuer or such Restricted Subsidiary will be deemed to have complied with its obligations under this Section 4.10(b) if it enters into a binding commitment to acquire Replacement Assets prior to 18 months after the receipt of the applicable Net Available Cash Proceeds and such acquisition of Replacement Assets is consummated prior to 24 months after the date of receipt of the applicable Net Available Cash Proceeds; provided, further, that upon any abandonment or termination of such commitment, the Net Available Cash Proceeds not so applied shall constitute Excess Proceeds and be applied as set in Section 4.10(c); or

(4) any combination of the foregoing.

(c) Any Net Available Cash Proceeds that are not applied or invested as provided in Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, or earlier, at the Issuer’s election, the Issuer will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Debt outstanding with similar provisions requiring the Issuer to make an Offer to Purchase such Debt with the proceeds from any Asset Disposition as follows:

(1) the Issuer will make an Offer to Purchase from all Holders of the Notes in accordance with the procedures set forth in this Indenture in the maximum principal amount (expressed in amounts of $2,000 or integral multiples of $1,000 in excess thereof) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Debt (subject to proration in the event such amount is less than the aggregate Offered Price (as defined below) for all Notes tendered); and

(2) to the extent required by such Pari Passu Debt, the Issuer will make an offer to purchase or otherwise repurchase or redeem Pari Passu Debt (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount. However, in no event will the Issuer be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Debt plus the amount of any premium required to be paid to repurchase such Pari Passu Debt.

The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date such Offer to Purchase is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer to Purchase is less than the Note Amount relating to the tendered Notes or the aggregate amount of Pari Passu Debt that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Issuer may use any remaining Excess Proceeds for any purpose. If the aggregate principal amount of Notes and Pari Passu Debt surrendered by holders thereof exceeds the amount of Excess Proceeds, the selection of the Notes and Pari Passu Debt to be purchased shall be designated in writing by the Issuer to the Trustee on a pro rata basis to the extent practicable or, if not, by lot or by such other method as is fair and appropriate and as determined by the Issuer in good faith; provided, that, in the case of Global Notes, beneficial interests in such Notes shall be repurchased on a pro rata basis based on amounts tendered only if such proration is consistent with the procedures of the applicable Depositary; otherwise, such beneficial interests shall be selected for repurchase in accordance with such procedures (subject, in each case, to adjustment to maintain the authorized denominations of the Notes). Upon the completion of the purchase of all the Notes tendered pursuant to an Offer to Purchase and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date and will not be paid as part of the Offered Price.

(d) If the Issuer becomes obligated to make an Offer to Purchase pursuant to this Section 4.10, the Notes (in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof), and the Pari Passu Debt shall be purchased by the Issuer, at the option of the Holders thereof, in whole or in part, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer to Purchase is given to such Holders, or such later date as may be necessary for the Issuer to comply with the requirements under the Exchange Act.

(e) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

SECTION 4.11. Limitation on Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions having a value in excess of $5.0 million with or for the benefit of an Affiliate of the Issuer or a Restricted Subsidiary, including any Investment, either directly or indirectly, unless such transaction is on terms not materially less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate or is otherwise fair to the Issuer from a financial point of view. In the event any such transaction or series of related transactions involves aggregate value in excess of $25.0 million, such transaction or series of related transactions shall be approved by either (x) a majority of the Disinterested Directors of the Board of Directors of the Issuer, if any, or in the event there is only one Disinterested Director, by such Disinterested Director, or (y) the audit committee of the Board of Directors of the Issuer (with any Director on such committee that is not a Disinterested Director recusing himself or herself).

(b) The preceding requirements shall not apply to:

(1) any transaction pursuant to agreements in effect on the Issue Date, as such agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors or senior management of the Issuer, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(2) any compensation, insurance, employment agreement, employee benefit arrangements or severance arrangements with any officer, director or employee, including under any stock option or stock incentive plans, entered into by the Issuer or any of its Restricted Subsidiaries and any director, officer, employee or consultant thereof;

(3) transactions between or among the Issuer and/or its Restricted Subsidiaries, by and among Restricted Subsidiaries not involving any other Affiliates;

(4) (x) any transaction with any Person that is not an Affiliate of the Issuer immediately before the consummation of such transaction that becomes an Affiliate of the Issuer as a result of such transaction; provided that such transaction was not entered into in contemplation of such Person becoming an Affiliate of the Issuer; or (y) any transaction with any Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Capital Stock in, or controls, such Person; provided that, no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest or otherwise participate in such Person;

(5) transactions with joint ventures entered into in the ordinary course of business; provided that no other Affiliate of the Issuer (other than a Subsidiary thereof) directly or indirectly holds any Capital Stock of such joint venture;

(6) payment of reasonable director’s fees to Persons who are not otherwise employees of the Issuer;

(7) indemnities and reimbursement obligations of officers, directors and employees of the Issuer or its Subsidiaries or the purchase of indemnification insurance for any director or officer;

(8) loans or advances to employees, officers, stockholders or directors of the Borrower or any Restricted Subsidiary in the ordinary course of business; provided, however, that the aggregate amount of all such loans and advances does not exceed $6.0 million at any time outstanding;

(9) any Restricted Payment or Permitted Investment that is permitted to be made pursuant to Section 4.7;

(10) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Issuer and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the Issuer, such transactions are on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(11) the grant, issuance or sale of Capital Stock (other than Redeemable Stock) to Affiliates of the Issuer and the granting of registration rights and other customary rights in connection therewith;

(12) any transaction as to which the Issuer delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate;

(13) any written agreement entered into or assumed in connection with mergers or acquisitions of other businesses with Persons who were not Affiliates prior to such transactions; provided that such agreement was not entered into in contemplation of such merger or acquisition, and any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors or senior management of the Issuer, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(14) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries;

(15) any (i) sale, conveyance, participation, factoring or other transfer of Securitization Assets transferred to a Securitization Subsidiary, (ii) grant of security, (iii) Incurrence of Debt or (iv) payment of any associated fees, in each case in connection with any Qualified Securitization Transaction.

SECTION 4.12. Limitation on Liens.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or Incur any Lien securing Debt (other than a Permitted Lien) on any asset or property of the Issuer or such Restricted Subsidiary whether owned on the Issue Date or thereafter acquired, without effectively providing concurrently that the Notes and the related Subsidiary Guarantees then outstanding under this Indenture are secured equally and ratably with or, at the option of the Issuer, senior in priority to such Debt so long as such Debt shall be so secured; provided, however, that if such Debt is expressly subordinated to the Notes or a Subsidiary Guarantee, the Lien securing such Debt will be subordinated by its terms to the Notes and the Subsidiary Guarantees to the same extent.

(b) Any Lien that is granted to secure the Notes or the applicable Guarantee pursuant to this Section 4.12 shall be automatically and unconditionally released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or the Subsidiary Guarantee under this Section 4.12 (other than a release as a result of the enforcement of remedies in respect of such Lien or the obligations secured by such Lien).

(c) With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

SECTION 4.13. Offer to Purchase upon Change of Control. No later than 30 days after the occurrence of a Change of Control, the Issuer will be required to make an Offer to Purchase (a “Change of Control Offer”), with a copy to the Trustee, all of the outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest to, but excluding, the purchase date (the “Change of Control Purchase Price”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase).

On or before the Purchase Date, the Issuer will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of the Notes or portions of Notes properly tendered.

On the Purchase Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date and will not be paid as part of the Change of Control Purchase Price.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer, (ii) a notice of redemption for all outstanding Notes has been given, unless and until there is a default in payment of the applicable redemption price, or (iii) in connection with or in contemplation of any publicly announced Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes validly tendered and not validly withdrawn in accordance with the terms of the Alternate Offer.

The Issuer shall comply with all applicable securities laws and regulations in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.13, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

The provisions under this Indenture relating to the Issuer’s obligation to make a Change of Control Offer may be waived, modified or terminated with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making such Change of Control Offer or Alternate Offer.

SECTION 4.14. Corporate Existence. Subject to Article V, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of the Subsidiary Guarantors in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Subsidiary Guarantor and the rights (charter and statutory), licenses and franchises of the Issuer and the Subsidiary Guarantors; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Subsidiary Guarantors, if the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole.

SECTION 4.15. Future Guarantees. If any Domestic Subsidiary that is not already a Subsidiary Guarantor guarantees any Debt of the Issuer or a Subsidiary Guarantor under, or borrows Debt under, the Senior Credit Agreement or any other Material Debt of the Issuer or a Subsidiary Guarantor, then such Domestic Subsidiary shall execute, within 30 days of the date on which it became a guarantor or borrower with respect to such other Debt, a supplemental indenture in substantially the form attached hereto as Exhibit B, pursuant to which such Domestic Subsidiary shall become a Subsidiary Guarantor with respect to the Notes, upon the terms and subject to the release provisions and other limitations set forth in this Indenture.

SECTION 4.16. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Issuer, by delivery of an Officer’s Certificate to the Trustee, may designate any Restricted Subsidiary to be an “Unrestricted Subsidiary,” in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary, if: (1) at the time of designation, either (a) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (b) the Issuer could make a Restricted Payment or Permitted Investment in such Subsidiary pursuant to Section 4.7; (2) all the Debt of such Subsidiary and its Subsidiaries shall, at the date of designation and at all times thereafter, consist of Non-Recourse Debt; (3) no Event of Default shall have occurred and be continuing at the time of, or immediately after giving effect to, such designation; (4) each Subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary; and (5) such Subsidiary shall substantially simultaneously be designated as an “Unrestricted Subsidiary” under the Senior Credit Agreement (and, to the extent applicable, any other agreement governing Permitted Refinancing Debt in respect thereof). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Issuer in such Subsidiary on the date of designation in an amount equal to the Fair Market Value of the Issuer’s Investment therein.

(b) The Issuer may designate any Unrestricted Subsidiary as a Restricted Subsidiary only if: (1)(x) the Issuer would be able to Incur at least $1.00 of additional Debt pursuant to Section 4.9(a), or (y) the Fixed Charge Coverage Ratio of the Issuer would not be less than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such designation, in each case on a pro forma basis taking into account such designation; (2) all Liens of such Unrestricted Subsidiary outstanding immediately following such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture; (3) no Event of Default shall have occurred and be continuing at the time of, or immediately after giving effect to, such designation; and (4) such Subsidiary shall substantially simultaneously be designated as a “Restricted Subsidiary” under the Senior Credit Agreement (and, to the extent applicable, any other agreement governing Permitted Refinancing Debt in respect thereof). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the Incurrence at the time of designation of any Investment, Debt or Liens of such Subsidiary existing at such time.

SECTION 4.17. Covenant Suspension.

(a) If on any date following the Issue Date (i) the Notes have an Investment Grade Rating from two Rating Agencies and (ii) no Default or Event of Default has occurred and is then continuing, then, upon delivery by the Issuer to the Trustee of an Officer’s Certificate to the foregoing effect, the Issuer and the Restricted Subsidiaries will no longer be subject to the following covenants:

(1) Section 4.7;

(2) Section 4.8;

(3) Section 4.9;

(4) Section 4.10;

(5) Section 4.11;

(6) Section 4.15; and

(7) Section 5.1(a)(3).

During any period that the foregoing covenants have been suspended, the Issuer shall not designate any of the its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.16 unless such designation would have complied with Section 4.7 as if such covenant were in effect during such period.

Upon the occurrence of a covenant suspension, the amount of Excess Proceeds from Net Available Cash Proceeds shall be reset at zero. During any period that the foregoing covenants have been suspended, any reference in Section 4.16 and in the definition of “Permitted Liens” to Section 4.9 or any provision thereof shall be construed as if Section 4.9 had remained in effect since the Issue Date and during such period.

(b) If the Notes cease to have an Investment Grade Rating from two Rating Agencies, the covenants suspended pursuant to Section 4.17(a) will be reinstated as of and from the date of such rating decline, subject to further suspension in the future upon the satisfaction of the conditions described in Section 4.17(a). Any Debt Incurred during a period when the covenants are suspended (a “suspension period”) will be classified as having been Incurred pursuant to Section 4.9(a) or one of the clauses of Section 4.9(b). To the extent such Debt would not be so permitted to be Incurred, such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of Section 4.9(b). Calculations under the reinstated Section 4.7 will be made as if Section 4.7 had been in effect since the Issue Date and throughout the suspension period. In addition: (i) for purposes of Section 4.8, all contracts entered into during a suspension period that contain any of the restrictions contemplated by such covenant will be deemed to have been entered into pursuant to clause (1) of Section 4.8(b); (ii) for purposes of Section 4.12, any Lien Incurred during a suspension period will be deemed to have been entered into pursuant to clause (8) of the definition of “Permitted Liens”; and (iii) for purposes of Section 4.11, all agreements and arrangements entered into by the Issuer or any Restricted Subsidiary with an Affiliate of the Issuer during a suspension period will be deemed to have been entered into pursuant to clause (1) of Section 4.11(b). No Default or Event of Default will be deemed to have occurred with respect to the suspended covenants as a result of any actions taken by the Issuer or its Restricted Subsidiaries during a suspension period, and the Issuer and its Restricted Subsidiaries will be permitted, without causing a Default or Event of Default or breach of any of the suspended covenants (notwithstanding the reinstatement thereof) under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a suspension period following a downgrade and to consummate the transactions contemplated thereby.

(c) Promptly following the occurrence of any suspension or reinstatement of the covenants as described above, the Issuer shall provide an Officer’s Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a suspension or reinstatement has occurred or notify the Holders of any suspension or reinstatement. The Trustee may provide a copy of such Officer’s Certificate to any Holder of the Notes upon written request.

ARTICLE V

SUCCESSORS

SECTION 5.1. Consolidation, Merger, Conveyance, Transfer or Lease.

(a) The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in a single transaction or series of related transactions to, another Person, unless:

(1) the resulting, surviving or transferee Person, if not the Issuer (the “Successor Company”), shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by supplemental indenture or other document or instrument, as applicable, executed and delivered to the Trustee, all of the obligations of the Issuer under this Indenture and the Notes; provided that, if such Person is not a corporation, a co-obligor of the Notes is a corporation organized and existing under such laws;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction and treating any Debt which becomes an obligation of the Issuer or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Issuer or such Restricted Subsidiary at the time of the transaction, either (i) the Issuer (including any Successor Company) could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.9(a), or (ii) the Fixed Charge Coverage Ratio of the Issuer or such Successor Company immediately after such transaction is not less than the Fixed Charge Coverage Ratio of the Issuer immediately before such transaction;

(4) at the time of such transaction, unless the Issuer is the Successor Company, each Subsidiary Guarantor will have by supplemental indenture or other document or instrument, confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, comply with this Indenture.

Notwithstanding the foregoing, (i) any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary, (ii) the provisions of clauses (2) and (3) above shall not apply to a merger of the Issuer with or into a Restricted Subsidiary and (iii) the above provisions shall not apply to any transfer of assets between or among the Issuer and any Subsidiary Guarantor.

For purposes of this Section 5.1(a), the sale, lease, conveyance, assignment, transfer, or other Disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other Disposition of all or substantially all of the properties and assets of the Issuer.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, and, except in the case of a lease of all or substantially all its assets, the Issuer will be released from the obligation to pay the principal of, and interest on, the Notes and all other obligations under this Indenture.

(b) Except in circumstances under which this Indenture provides for the release of Subsidiary Guarantees as described under Section 10.5, each Subsidiary Guarantor will not, and the Issuer will not permit a Subsidiary Guarantor to, consolidate with or merge with or into, or convey or transfer or lease all or substantially all its assets to, another Person (other than the Issuer or another Subsidiary Guarantor), unless at the time and after giving effect thereto:

(1)

(A) the resulting, surviving or transferee Person, if not the Subsidiary Guarantor (the “Successor Subsidiary Guarantor”), shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia and the Successor Subsidiary Guarantor (if not the Subsidiary Guarantor) shall expressly assume, by supplemental indenture or other document, as applicable, executed and delivered to the Trustee, all the obligations of the Subsidiary Guarantor under this Indenture and its Subsidiary Guarantee;

(B) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(C) the Subsidiary Guarantor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, comply with this Indenture; or

(2) such transaction is undertaken in compliance with Section 4.10.

For purposes of this Section 5.1(b), the sale, lease, conveyance, assignment, transfer, or other Disposition of all or substantially all of the properties and assets of one or more Subsidiaries of a Subsidiary Guarantor, which properties and assets, if held by such Subsidiary Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of such Subsidiary Guarantor on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other Disposition of all or substantially all of the properties and assets of such Subsidiary Guarantor.

The Successor Subsidiary Guarantor will succeed to, and be substituted for, and may exercise every right and power of, the Subsidiary Guarantor under this Indenture, but, in the case of a lease of all or substantially all its assets, the Subsidiary Guarantor will not be released from its obligations under its Subsidiary Guarantee.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default. Each of the following is an “Event of Default”:

(1) failure to pay principal of (or premium, if any, on) any Note when due and payable, at maturity, upon redemption or otherwise;

(2) failure to pay any interest on any Note when due and payable and such default continues for 30 days;

(3) default in the payment of principal, premium and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under Sections 4.10 and 4.13 when due and payable;

(4) failure to perform any other covenant or agreement of the Issuer under this Indenture or the Notes and such default continues for 60 days (or 120 days with respect to Section 4.3) after written notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of outstanding Notes;

(5) default under the terms of any instrument evidencing or securing any Debt of the Issuer or any Restricted Subsidiary having an outstanding principal amount of $75.0 million, individually or in the aggregate, which default results in the acceleration of the payment of all or any portion of such Debt or constitutes the failure to pay all or any portion of the principal amount of such Debt when due at final maturity (after giving effect to any applicable grace period provided in such Debt) and if, within 20 Business Days of such payment default or acceleration, such Debt has not been discharged or such payment default has not been cured or such acceleration has not been rescinded or annulled; provided that in connection with any series of convertible or exchangeable securities (a) any conversion or exchange of such securities by a holder thereof into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock, (b) the rights of holders of such securities to convert or exchange into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock and (c) the rights of holders of such securities to require any repurchase by the Issuer of such securities in cash shall not, in itself, constitute an Event of Default under this clause (5);

(6) the rendering of one or more final judgments, orders or decrees (not subject to appeal) of any court or regulatory or administrative agency against the Issuer or any Restricted Subsidiary or any of their respective properties in an amount in excess of $75.0 million, either individually or in the aggregate, (exclusive of any portion of any such payment covered by insurance) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(7) the Issuer or any Significant Restricted Subsidiary or group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) admits in writing to the Trustee that it generally is not paying its debts as they become due;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Restricted Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary, in an involuntary case;

(ii) appoints a custodian of the Issuer or any Significant Restricted Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary or for all or substantially all of the property of the Issuer or any Significant Restricted Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary; or

(iii) orders the liquidation of the Issuer or any Significant Restricted Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary;

and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days; or

(9) the Subsidiary Guarantee of any Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of this Indenture) or the Issuer, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of this Indenture).

SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.1) shall have occurred and be continuing under this Indenture, the Trustee, by written notice and instruction to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) the principal of, and accrued and unpaid interest, if any, on all outstanding amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest, if any, on the outstanding Notes shall become due and payable immediately. No such notice of an Event of Default may be given with respect to any action reported publicly or to Holders more than two years prior to the date of such notice of Event of Default.

At any time after such acceleration pursuant to this Section 6.2, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, premium, if any, and interest, have been cured or waived as provided in this Indenture if:

(1) the rescission would not conflict with any judgment or decree; and

(2) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

If an Event of Default specified in clause (7) or (8) of Section 6.1 occurs, then all unpaid principal of, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other action or notice on the part of the Trustee or any Holder of the Notes to the extent permitted by applicable law.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4. Waiver of Past Defaults. Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes (other than any such payment that has become due because of an acceleration that has been rescinded). The Issuer shall deliver to the Trustee an Officer’s Certificate stating that the requisite percentage of Holders has consented to such waiver.

SECTION 6.5. Control by Majority. The Holders of a majority in aggregate principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it. However, (i) the Trustee may require indemnity satisfactory to it be furnished prior to taking such actions, (ii) the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to the rights of such other Holders) or that would involve any personal liability for the Trustee and (iii) the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the Holders.

SECTION 6.6. Limitation on Suits. Subject to Section 6.7, no Holder of a Note will have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (b) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and such Holder or Holders have offered and, if requested, provided to the Trustee indemnity satisfactory to the Trustee to institute such proceeding as trustee, (c) the Trustee has failed to institute such proceeding, and (d) the Trustee has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of or any premium or interest on such Note on or after the applicable due date specified in such Note.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such use by a Holder prejudices the rights of any other Holders or obtains priority or preference over such other Holders).

SECTION 6.7. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be modified or amended in a manner adverse to such Holder without the consent of the Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1 occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Subsidiary Guarantors), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6. To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing in this Section 6.9 shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.6, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by it and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

Third: without duplication, to the Holders for any other obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10.0% in principal amount of the then-outstanding Notes.

SECTION 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and no implied covenants, duties, responsibilities or obligations shall be read into this Indenture against the Trustee; and

(2) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations, financial data or other facts stated therein); however, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.2, 6.4 and 6.5; and

(4) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(d) The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1.

SECTION 7.2. Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, judgment, bond, debenture or other document (whether in original or facsimile form or PDF or other electronic transmission) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both; provided that (x) no Officer’s Certificate or Opinion of Counsel shall be required to be delivered in connection with the issuance of the Notes that are issued on the Issue Date or (y) no Opinion of Counsel shall be required to be delivered in connection with the execution of any amendment or supplement entered into in connection with adding a Guarantor in the form of Exhibit B or releasing a Guarantor pursuant to the terms of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Subsidiary Guarantor shall be sufficient if signed by an Officer of the Issuer or such Subsidiary Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders unless such Holders shall have offered, and if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, to the Agents and to each other agent, custodian and Person employed to act hereunder.

(i) The Trustee may request that the Issuer and each of the Subsidiary Guarantors shall deliver to the Trustee an Officer’s Certificate setting forth the names of individuals and/or titles of Officers of the Issuer and each Subsidiary Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture of the Issuer, the Notes and the Subsidiary Guarantees, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless the Trustee shall have received from the Issuer or Subsidiary Guarantor or from any Holder written notice thereof at its address set forth in Section 11.1 and such notice references the Notes, this Indenture and the specifics of such Default or Event of Default. In the absence of such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties thereunder, or in the exercise of any of its rights or powers.

(n) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties hereunder.

SECTION 7.3. Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.9.

SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Subsidiary Guarantee, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any Officer’s Certificate delivered to the Trustee hereunder, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication hereunder.

SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and the Trustee has notice thereof as provided in Section 7.2(j), the Trustee shall deliver to Holders a notice of the Default or Event of Default within the later of 90 days after it occurs or 30 days after the Trustee has notice thereof. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

SECTION 7.6. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and for all services rendered by it hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee, as applicable, promptly upon request for all reasonable disbursements, advances and expenses (including reasonable fees and expenses of counsel or other outside agents) incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of the Issuer and the Subsidiary Guarantors, jointly and severally, shall indemnify, defend, protect and hold the Trustee (which for purposes of this Section 7.6 shall include its officers, directors, employees and agents) harmless against any and all claims, damages, losses, liabilities, costs or expenses suffered or incurred by it (including, without limitation, the fees and expenses of its agents and counsel) arising out of or in connection with the acceptance or administration of its duties under this Indenture, the performance of its obligations and/or exercise of its rights hereunder, including the costs and expenses of enforcing this Indenture against the Issuer or any Subsidiary Guarantor (including this Section 7.6) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall have been found by a court of competent jurisdiction in a non-appealable final decision to have been caused by its own gross negligence or willful misconduct. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Trustee may have separate counsel, and the Issuer shall pay the reasonable fees and expenses of such counsel for the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Subsidiary Guarantors under this Section 7.6 shall survive the satisfaction and discharge of this Indenture, the payment of the Notes or the resignation or removal of the Trustee.

To secure the Issuer’s payment obligations in this Section 7.6, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the payment of the Notes and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in clause (7) or (8) of Section 6.1 occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.7. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 7.7.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then-outstanding Notes may remove the Trustee upon 30 days’ written notice to the Trustee and the Issuer. The Issuer may remove the Trustee if no Event of Default exists and:

(a) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(b) a custodian or public officer takes charge of the Trustee or its property; or

(c) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor trustee. Within one year after the successor trustee takes office, the Holders of a majority in principal amount of the then-outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Issuer.

If a successor trustee does not take office within 30 days after the retiring Trustee resigns or is removed, such retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of at least 10.0% in principal amount of the then-outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.1, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to such Trustee hereunder have been paid and subject to the Lien provided for in Section 7.6. Notwithstanding replacement of the Trustee pursuant to this Section 7.7, the Issuer’s and the Subsidiary Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8. Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another organization or entity, the successor organization or entity without any further act shall be the successor Trustee or Agent, as applicable.

SECTION 7.9. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is an organization or entity organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. Such Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF THIS INDENTURE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, by delivery of an Officer’s Certificate, at any time, elect to have either Section 8.2 or 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Legal Defeasance. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Issuer and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Subsidiary Guarantees and this Indenture and having cured all then-existing Defaults and Events of Default on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Subsidiary Guarantors shall be deemed to have paid and discharged all of the obligations with respect to this Indenture, the Notes and the Subsidiary Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of their other obligations under such Notes, Subsidiary Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute instruments acknowledging the same), and this Indenture shall cease to be of further effect as to all such Notes and Subsidiary Guarantees, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium on, such Notes when such payments are due from the trust funds referred to in clause (1) of Section 8.4; (b) the Issuer’s obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.6, 2.7, 2.10 and 4.2; (c) the rights, powers, trusts, duties and immunities of the Trustee, including without limitation, under Sections 7.6, 8.5 and 8.7 and the obligations of the Issuer and the Subsidiary Guarantors in connection therewith; and (d) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding its prior exercise of its option under Section 8.3.

SECTION 8.3. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4, be released from its obligations under Sections 4.3, 4.5, 4.7 through 4.13, 4.15, 4.16, 5.1(a)(3), 5.1(a)(4) and 5.1(b) on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, and the Events of Default in clauses (3) through (6), (7) (with respect to Significant Restricted Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary only), (8) (with respect to Significant Restricted Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary only) and (9) of Section 6.1 shall no longer apply but, except as specified above, the remainder of this Indenture and such Notes and any Subsidiary Guarantees shall be unaffected thereby.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or 8.3 to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust for the benefit of the Holders, U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest (if U.S. Government Obligations are deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuer and delivered to the Trustee), to pay the principal of, premium, if any, and interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under this Indenture (in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Issuer has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date);

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions:

(A) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Debt) and the Incurrence of Liens associated with any such borrowings);

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture and the agreements governing any other Debt being defeased, discharged or replaced) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which opinion may be subject to customary assumptions and exclusions), each stating that the applicable conditions precedent provided for in clauses (1) through (6) of this Section 8.4 have been complied with.

SECTION 8.5. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all U.S. dollar and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Deposit Trustee”) pursuant to Section 8.4 or 8.8 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Issuer or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.4 or 8.8 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any U.S. dollars or non-callable U.S. Government Obligations held by it as provided in Section 8.4 or 8.8 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Deposit Trustee (which may be the opinion delivered under clause (1) of Section 8.4), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or satisfaction and discharge, as the case may be.

SECTION 8.6. Repayment to Issuer. Subject to applicable escheat laws, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense and written request of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.2, 8.3 or 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer and the Subsidiary Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, 8.3 or 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, 8.3 or 8.8, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.8. Discharge. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, which shall survive until all Notes have been canceled, and the rights, protections and immunities of the Trustee) as to all outstanding Notes and Subsidiary Guarantees when either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable by reason of mailing a notice of redemption or otherwise, (ii) will become due and payable, or may be called for redemption, within one year or (iii) are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer and, in any case, the Issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt (including all principal and accrued interest, if any) on the Notes not theretofore delivered to the Trustee for cancellation;

(b) the Issuer or any Subsidiary Guarantor has paid or caused to be paid all other sums payable by the Issuer under this Indenture; and

(c) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge hereunder have been complied with.

After the Notes are no longer outstanding, the Issuer’s and the Subsidiary Guarantors’ obligations in Sections 7.6, 8.5, 8.7 and 10.01(d) shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit and receipt of the Officer’s Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1. Without Consent of Holders of the Notes. Notwithstanding Section 9.2, without the consent of any Holders, the Issuer, the Subsidiary Guarantors and the Trustee, at any time and from time to time, may amend or supplement this Indenture, the Subsidiary Guarantees or the Notes issued hereunder for any of the following purposes:

(1) to evidence the succession of another Person to the Issuer or a Subsidiary Guarantor under this Indenture, the Notes or the applicable Subsidiary Guarantee, and the assumption by any such successor of the covenants of the Issuer or such Subsidiary Guarantor under this Indenture, the Notes and such Subsidiary Guarantee in accordance with Section 5.1;

(2) to add to the covenants of the Issuer or any Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or any Subsidiary Guarantor, as applicable, in this Indenture, in the Notes or in any Subsidiary Guarantee;

(3) to cure any ambiguity, or to correct or supplement any provision in this Indenture or in any supplemental indenture, the Notes or any Subsidiary Guarantee which may be defective or inconsistent with any other provision in this Indenture, the Notes or any Subsidiary Guarantee (as determined in good faith by the Issuer);

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes (as determined in good faith by the Issuer);

(5) to make any other provisions with respect to matters or questions arising under this Indenture, the Notes or any Subsidiary Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the Holders of the Notes in any material respect (as determined in good faith by the Issuer);

(6) to comply with the requirements of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA;

(7) to add a Subsidiary Guarantor under this Indenture or otherwise provide a Subsidiary Guarantee of the Notes or to confirm and evidence the release of a Subsidiary Guarantor from its Subsidiary Guarantee pursuant to the terms of this Indenture;

(8) to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture;

(9) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the Notes as security for the payment and performance of the Issuer’s and any Subsidiary Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise;

(10) to provide for the issuance of Additional Notes under this Indenture in accordance with the terms, and subject to the limitations set forth in, this Indenture;

(11) to comply with the rules of any applicable Depositary; or

(12) to conform the text of this Indenture, the Notes or the Subsidiary Guarantees to any provision of the “Description of notes” section of the Offering Memorandum to the extent such provision was intended to be a recitation of a provision of this Indenture, as confirmed in an Officer’s Certificate delivered to the Trustee.

After an amendment under this Indenture becomes effective, the Issuer shall deliver to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

SECTION 9.2. With Consent of Holders of Notes. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Issuer, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes or any Subsidiary Guarantees or waive any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes):

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of (or premium), or interest on, any Note;

(3) change the place or currency of payment of principal of (or premium), or interest on, any Note;

(4) (i) modify, in any manner adverse to the Holders of the Notes, the right to institute suit for the enforcement of any payment of principal of (or premium), or interest on, any Note or (ii) waive any payment in respect thereof except a default in payment arising solely from an acceleration of the Notes that has been rescinded;

(5) modify any provisions of this Indenture relating to the modification and amendment of this Indenture or the waiver of past defaults or covenants which require each Holder’s consent;

(6) amend any provisions relating to the redemption of the Notes (other than notice provisions), it being understood that for the avoidance of doubt, the provisions described under Sections 4.10 and 4.13 shall not be covered by this clause;

(7) release any Subsidiary Guarantee or modify the Subsidiary Guarantees in any manner adverse to the Holders, except in accordance with this Indenture; or

(8) modify any of the provisions of this Indenture or the related definitions affecting the ranking of the Notes.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

SECTION 9.3. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.

SECTION 9.4. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.5. Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not, in the Trustee’s reasonable judgment, adversely affect the rights, duties, liabilities or immunities of the Trustee. In signing or refusing to sign any amendment or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.1) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been met or waived; provided that no such Opinion of Counsel shall be required to be delivered in connection with the execution of any amendment or supplement entered into in connection with adding a Guarantor with a supplemental indenture in the form of Exhibit B or releasing a Guarantor pursuant to the terms of this Indenture.

ARTICLE X

SUBSIDIARY GUARANTEES

SECTION 10.1. Subsidiary Guarantees.

(a) Each Subsidiary Guarantor hereby jointly and severally, fully and unconditionally guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (i) the principal of and premium, if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the

Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Subsidiary Guarantees shall be a guarantee of payment and not of collection.

(b) Each Subsidiary Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Subsidiary Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Subsidiary Guarantee of such Subsidiary Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Subsidiary Guarantee. Each of the Subsidiary Guarantors hereby agrees that, in the event of a Default in payment of principal or premium, if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Subsidiary Guarantors to enforce each such Subsidiary Guarantor’s Subsidiary Guarantee without first proceeding against the Issuer or any other Subsidiary Guarantor. Each Subsidiary Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Subsidiary Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Subsidiary Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Subsidiary Guarantor, any amount paid by any of them to the Trustee or such Holder, the Subsidiary Guarantee of each of the Subsidiary Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e) Each Subsidiary Guarantor further agrees that, as between each Subsidiary Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Subsidiary Guarantee of such Subsidiary Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purpose of the Subsidiary Guarantee of such Subsidiary Guarantor.

(f) Each Subsidiary Guarantor that makes a payment for distribution under its Subsidiary Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to seek contribution from each other Subsidiary Guarantor in a pro rata amount of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment in accordance with GAAP.

SECTION 10.2. Execution and Delivery of Guarantee. To evidence its Subsidiary Guarantee set forth in Section 10.1, each Subsidiary Guarantor agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit B shall be executed on behalf of such Subsidiary Guarantor by an Officer of such Subsidiary Guarantor (or, if an officer is not available, by a board member or director or other duly authorized signatory) on behalf of such Subsidiary Guarantor. Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes. In case the Officer, board member or director of such Subsidiary Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds office at the time the Trustee authenticates any Note, the Subsidiary Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

SECTION 10.3. Severability. In case any provision of any Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4. Limitation of Subsidiary Guarantors’ Liability. Each Subsidiary Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Revolving Credit Agreement) and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer or otherwise reviewable under applicable law.

SECTION 10.5. Releases. A Subsidiary Guarantee of a Subsidiary Guarantor shall be automatically and unconditionally released and discharged:

(a) upon the sale, exchange, disposition or other transfer (including through merger, consolidation or dissolution) of (x) the Capital Stock of such Subsidiary Guarantor, if after such transaction the Subsidiary Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all of the assets of such Subsidiary Guarantor if such sale, exchange, disposition, dissolution or other transfer is made in compliance with this Indenture, so long as such Subsidiary Guarantor is also released from its guarantee under the Senior Credit Agreement and any other Material Debt;

(b) upon the exercise by the Issuer of its Legal Defeasance option or its Covenant Defeasance option or the satisfaction and discharge of this Indenture, in each case as provided under Article VIII;

(c) if the Issuer designates such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture; or

(d) if such Subsidiary Guarantor ceases to guarantee any Debt of the Issuer or a Subsidiary Guarantor under, or be a borrower under, the Senior Credit Agreement and any other Material Debt and no Event of Default has occurred and is continuing, and if such Subsidiary Guarantor would not then otherwise be required to Guarantee the notes pursuant to the Indenture, except a release of discharge by or as a result of payment under such Guarantee under the Senior Credit Agreement or such Material Debt..

Upon delivery to the Trustee of an Officer’s Certificate to the effect that all conditions precedent to the release of a Subsidiary Guarantor’s Subsidiary Guarantee set forth in this Indenture have been satisfied, the Trustee shall execute any documents reasonably requested by the Issuer in writing in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee.

Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article X.

SECTION 10.6. Benefits Acknowledged. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Notices. Any notice, request, direction, instruction or communication by the Issuer, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), PDF via e-mail (if receipt of such transmission is confirmed by reply e-mail or telephonically), telecopier or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

If to the Issuer or any Subsidiary Guarantor:

PROG Holdings, Inc.

256 W. Data Drive

Draper, Utah 84020

Attention: Legal Department

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, Georgia 30309

Facsimile: 404-572-5100

Attention: Cal Smith

If to the Trustee:

U.S. Bank National Association

1349 West Peachtree St. NW, Suite 1050

Atlanta, GA. 30309

Facsimile: 404-898-2467

Email: stephanie.cox@usbank.com

Attention: Global Corporate Trust

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder and the Trustee shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directors, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directors, reports notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions directors, reports, notices or other communications or information. Each other party, agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or indemnifications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or AdobeSign (or such other digital signature provider as specified in writing to the Trustee by the Issuer)), in English. The party using digital signatures and electronic methods agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 11.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee upon request:

(a) an Officer’s Certificate (which shall include the statements set forth in Section 11.3) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; provided that no such Officer’s Certificate shall be required to be delivered in connection with the issuance of the Notes that are issued on the Issue Date; and

(b) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that no such Opinion of Counsel shall be required to be delivered in connection with (x) the issuance of the Initial Notes that are issued on the Issue Date or (y) the execution of any amendment or supplement entered into in connection with adding a Guarantor in the form of Exhibit B or releasing a Guarantor pursuant to the terms of this Indenture.

SECTION 11.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.4) shall include substantially:

(a) a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 11.4. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.5. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuer or any Subsidiary Guarantor (other than the Issuer in respect of the Notes and each Subsidiary Guarantor in respect of its Subsidiary Guarantee) under the Notes, the Subsidiary Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 11.6. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Subsidiary Guarantees or this

Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE ISSUER, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE BONDS OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 11.7. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.8. Successors. All agreements of the Issuer and the Subsidiary Guarantors in this Indenture and the Notes and the Subsidiary Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its respective successors and assigns.

SECTION 11.9. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.10. Execution in Counterparts. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic shall be deemed to be their original signatures for all purposes. Except with respect to authentication of the Notes by the Trustee or an authenticating agent, the words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 11.11. Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.12. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing (or, with respect to Global Notes, otherwise in accordance with the rules and procedures of the Depositary); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 11.12.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof or (2) in any other manner reasonably deemed sufficient by the Trustee. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the register maintained by the Registrar hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to an Officer’s Certificate, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

(f) The Trustee may, but shall not be obligated to, set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.1, (2) any declaration of acceleration referred to in Section 6.2, (3) any direction referred to in Section 6.5 or (4) any request to pursue a remedy as permitted in Section 6.6. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer and to each Holder in the manner set forth in Section 11.1.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any record date set pursuant to this Section 11.12, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 11.1, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 11.12, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

SECTION 11.13. Force Majeure. In no event shall the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, fire, riots, strikes, or work stoppages for any reason, embargoes, governmental actions, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics or pandemics, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services and the unavailability of the Federal Reserve Bank wire, telex or other communication or wire facility, it being understood that the Trustee and each Agent shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.14. Legal Holidays. If any payment date with respect to the Notes falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

SECTION 11.15. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Issuer agrees that it will provide the Trustee with information about the Issuer as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

[Signature Pages Follow]

PROG HOLDINGS, INC.

By:	/s/ Brian Garner
Name: Brian Garner
Title: Chief Financial Officer

SUBSIDIARY GUARANTORS

PROG HOLDING COMPANY, LLC VIVE FINANCIAL LLC PROGRESSIVE FINANCE HOLDINGS, LLC

PANGO LLC

PROG LEASING, LLC

APPROVE.ME LLC

AM2 ENTERPRISES, LLC

NPRTO ARIZONA, LLC

NPRTO CALIFORNIA, LLC

NPRTO FLORIDA, LLC

NPRTO GEORGIA, LLC

NPRTO ILLINOIS, LLC

NPRTO MICHIGAN, LLC

NPRTO NEW YORK, LLC

NPRTO OHIO, LLC

NPRTO TEXAS, LLC

NPRTO MID-WEST, LLC

NPRTO NORTH-EAST, LLC

NPRTO SOUTH-EAST, LLC

NPRTO WEST, LLC

By:	/s/ Brian Garner
Name: Brian Garner
Title: Chief Financial Officer

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:	/s/ Stephanie Cox
Name: Stephanie Cox
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

FORM OF NOTE

(Face of 6.000% Senior Note)

PROG HOLDINGS, INC.

6.000% Senior Notes due 2029

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE

OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF $250,000 OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR SIMILAR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

[Regulation S Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED,

TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT) IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT, ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF $250,000 OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL

REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR SIMILAR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

No.
CUSIP NO.[1]
ISIN

PROG Holdings, Inc., and any successor thereto, promises to pay to [Cede & Co.]2 or registered assigns, the principal sum of ________ [(as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto)]3 on November 15, 2029.

Interest Payment Dates: May 15 and November 15, beginning May 15, 2022

Record Dates: May 1 and November 1 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

[1]	Rule 144A Note CUSIP: 74319RAA9

Rule 144A Note ISIN: US74319RAA95

Regulation S Note CUSIP: U7428QAA6

Regulation S Note ISIN: USU7428QAA68

IAI Note CUSIP: 74319R AB7

IAI Note ISIN: US74319RAB78

[2]	For Global Notes only.
[3]	For Global Notes only.

PROG HOLDINGS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Back of 6.000% Senior Note)

6.000% Senior Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. PROG Holdings, Inc., a Georgia corporation, and any successor thereto (the “Issuer”) promises to pay interest on the unpaid principal amount of this 6.000% Senior Note due 2029 (a “Note”) at a fixed rate of 6.000% per annum. The Issuer will pay interest in U.S. dollars semiannually in arrears on May 15 and November 15, commencing on ________4 (each an “Interest Payment Date”) or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest shall accrue solely as a result of such delayed payment. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from and including the date of issuance. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders at the close of business on the May 1 and November 1 preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. If a Holder having an aggregate principal amount of more than $5,000,000 has given written wire transfer instructions to that holder’s U.S. dollar account within the United States to the Trustee at least ten Business Days prior to the applicable Interest Payment Date, the Issuer will make all payments of principal, premium and interest, on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Trustee or Paying Agent unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The final principal amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes. Payments in respect of Global Notes will be made by wire transfer of immediately available funds to the Depositary.

[4]	NTD: will be filled in global note but will keep it blank for form of in case of add-on notes

(3) Paying Agent and Registrar. Initially, U.S. Bank National Association shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder, and the Issuer and/or any Restricted Subsidiaries may act as Paying Agent or Registrar.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of November 26, 2021 (the “Indenture”), between the Issuer and the Trustee. The terms of the Notes include those stated in the Indenture. To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. The Initial Notes issued on the Issue Date were initially issued in an aggregate principal amount of $600,000,000. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal, interest on the Notes and all other amounts under the Indenture is unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Subsidiary Guarantors.

(5) Special Optional Redemption.

To the extent the Equity Tender Offer is not fully subscribed, the Issuer may use an amount not greater than the value of the shares of Common Stock subject to the Equity Tender Offer that have not been tendered pursuant to such offer to redeem up to $200.0 million aggregate principal amount of the Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the rights of Holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date); provided that the redemption date is within 60 days of the Issue Date.

(6) Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time or from time to time prior to November 15, 2024 at the option of the Issuer, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b) At any time or from time to time on or after November 15, 2024, the Issuer, at its option, may redeem the Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Redemption Price
2024	103.000%
2025	101.500%
2026 and thereafter	100.000%

(c) In the event that prior to November 15, 2024, the Issuer receives net cash proceeds from one or more Equity Offerings, the Issuer may use an amount not greater than the amount of such net cash proceeds to redeem up to 40.0% of the original aggregate principal amount of all Notes issued (calculated after giving effect to any issuance of Additional Notes) at a redemption price of 106.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding, the applicable redemption date (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date); provided that:

(1) at least 50.0% of the aggregate principal amount of Notes issued on the Issue Date remains outstanding immediately after giving effect to each such redemption; and

(2) the redemption occurs not more than 150 days after the date of the closing of any such Equity Offering.

(d) If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in connection with any tender offer or other offer to purchase the Notes (including pursuant to a Change of Control Offer, Alternate Offer or an offer to purchase with the proceeds from any Asset Disposition) and the Issuer, or any other Person making such offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer will have the right, upon not less than ten nor more than 60 days’ prior notice, to redeem all Notes that remain outstanding following such purchase and the Holders of such remaining Notes shall be deemed to have consented to surrender their Notes at a redemption price in cash equal to the applicable price paid to Holders in such purchase, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption).

(6) Offer to Purchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Issuer may be required to offer to repurchase all or any part of each Holder’s Notes pursuant to a Change of Control Offer on terms set forth in the Indenture.

(b) Upon the occurrence of certain Asset Dispositions, the Issuer may be required to offer to purchase Notes as provided in the Indenture.

(c) Holders of the Notes that are the subject of an offer to purchase will receive notice of an Offer to Purchase pursuant to Section 4.10 of the Indenture or the Change of Control Offer, as applicable, from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” attached hereto.

(7) Notice of Redemption. Notice of redemption shall be delivered at least ten days but not more than 60 days before the redemption date (except that notices may be delivered more than 60 days before an expected redemption date if the notice is issued in accordance with Article VIII of the Indenture) to each Holder whose Notes are to be redeemed in accordance with Section 11.1 of the Indenture. Notices of redemption may be subject to conditions precedent as set forth in the Indenture. Notes in denominations larger than $2,000 may be redeemed in part so long as no partial redemption results in a Note having a principal amount of less than $2,000.

(8) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar, the Trustee and the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Holder will be required to pay all taxes due on transfer (except as otherwise provided in the Indenture). The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(9) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(10) Amendment, Supplement and Waiver. The Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented as provided in the Indenture.

(11) Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.1 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Subsidiary Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

(12) No Recourse Against Others. No director, officer, employee, incorporator, stockholder, partner or member of the Issuer or any Subsidiary Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer or of any Subsidiary Guarantor (other than the Issuer in respect of the Notes and each Subsidiary Guarantor in respect of its Subsidiary Guarantee) under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Subsidiary Guarantees, to the extent permitted by applicable law.

(13) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(14) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(15) CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

PROG Holdings, Inc.

256 W. Data Drive

Draper, Utah 84020

Attention: Legal Department

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature :
(Sign exactly as your name
appears on the face of this Note)

Signature guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.13 of the Indenture, check the box below:

[ ] Section 4.10         [ ] Section 4.13

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or 4.13 of the Indenture, state the amount you elect to have purchased: $______________

Date:

Your Signature :
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature guarantee:

[INCLUDE IN TRANSFER RESTRICTED NOTES]

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OF TRANSFER RESTRICTED NOTES

PROG Holdings, Inc.

256 W. Data Drive

Draper, Utah 84020

Attention: Legal Department

U.S. Bank National Association

1349 West Peachtree Street, NW, Suite 1050

Atlanta, GA. 30309

Facsimile: 404-898-2467

Email: stephanie.cox@usbank.com

Attention: Global Corporate Trust

Re: 6.000% Senior Notes due 2029 CUSIP NO. ________

Reference is hereby made to that certain Indenture dated November 26, 2021 (the “Indenture”) between PROG Holdings, Inc., a Georgia corporation (together with its successors and assigns under the Indenture, the “Issuer”) and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $______ principal amount of Notes held in (check applicable space) ___________ book-entry or ____________ definitive form by the undersigned.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the Resale Restriction Termination Date, the undersigned confirms that such Notes are being transferred as follows:

CHECK ONE BOX BELOW:

(1) ☐	to the Issuer or any of its subsidiaries; or

(2) ☐

inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3) ☐	transferred pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4) ☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act, in compliance with Rule 904 thereunder; or

(5) ☐

transferred to an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Exhibit D of the Indenture); or

(6) ☐	transferred pursuant to another available exemption from the registration requirements under the Securities Act.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee or the Issuer may require, prior to registering any such transfer of the Securities, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

NOTICE: To be executed by an executive officer, if an entity

Dated:

SCHEDULE OF INCREASES AND DECREASES OF 6.000% SENIOR NOTES DUE 20295

The following transfers, exchanges and redemption of this Global Note have been made:

Date of Transfer, Exchange or Redemption	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Trustee or Note Custodian

[5]	For Global Notes only.

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED

BY SUBSEQUENT SUBSIDIARY GUARANTORS]

This Supplemental Indenture and Subsidiary Guarantee, dated as of _____________, 20__ (this “Supplemental Indenture” or “Subsidiary Guarantee”), among ____________ (the “New Guarantor”), PROG Holdings, Inc. (together with its successors and assigns, the “Issuer”) and U.S. Bank National Association, as Trustee (in such capacity, the “Trustee”), paying agent and registrar under such Indenture.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have heretofore executed and delivered an Indenture, dated as of November 26, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 6.000% Senior Notes due 2029 of the Issuer (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that in certain circumstances the Issuer may be required to cause certain Restricted Subsidiaries of the Issuer to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add an additional Subsidiary Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture, subject to the release provisions and other limitations set forth in the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.2 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Subsidiary Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, the New Guarantor and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters.

SECTION 3.4 Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic shall be deemed to be their original signatures for all purposes.

SECTION 3.5 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

PROG HOLDINGS, INC.

By:
Name:
Title:

[NEW GUARANTOR],
as a Guarantor

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S]

PROG Holdings, Inc.

256 W. Data Drive

Draper, Utah 84020

Attention: Legal Department

U.S. Bank National Association

1349 West Peachtree Street, NW, Suite 1050

Atlanta, GA. 30309

Facsimile: 404-898-2467

Email: stephanie.cox@usbank.com

Attention: Global Corporate Trust

Re: PROG Holdings, Inc. (the “Issuer”) 6.000% Senior Notes due 2029 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $______________ aggregate principal amount of the Notes (CUSIP No._______________), we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

The Issuer and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

C-1

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

C-2

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS TO IAIs]

PROG Holdings, Inc.

256 W. Data Drive

Draper, Utah 84020

Attention: Legal Department

U.S. Bank National Association

1349 West Peachtree Street, NW, Suite 1050

Atlanta, GA. 30309

Facsimile: 404-898-2467

Email: stephanie.cox@usbank.com

Attention: Global Corporate Trust

Re: PROG Holdings, Inc. (the “Issuer”) 6.000% Senior Notes due 2029 (the “Notes”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $_____________ principal amount of the Notes.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:
Address:
Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Securities, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

D-1

2. We understand that the Notes have not been registered under the Securities Act (or the securities laws of any state or other jurisdiction) and, unless so registered, may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue, the original issue date of any additional Notes and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any of its subsidiaries, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) for so long as the Securities are eligible for resale pursuant to Rule 144A under the Securities Act, in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A under the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States to non-U.S. persons, in compliance with Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not a QIB and is purchasing for its own account or for the account of another institutional “accredited investor,” in each case in a minimum principal amount of Securities of $250,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer and the Trustee.

3. We [are] [are not] an affiliate of the Issuer.

D-2

The Trustee and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

D-3